Exhibit 2.4

STRICTLY CONFIDENTIAL	EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ALLIED PHYSICIANS OF CALIFORNIA, A
PROFESSIONAL MEDICAL CORPORATION,

APC-LSMA DESIGNATED SHAREHOLDER MEDICAL
CORPORATION,

AND

DR. KEVIN TYSON

Dated as of March 15, 2019

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(Continued)

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(Continued)

-iii-

(Continued)

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STRICTLY CONFIDENTIAL

EXHIBIT AND SCHEDULE INDEX

Exhibit

Exhibit A	Form of Consent of Spouse

Disclosure Schedules

See attached.

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STRICTLY CONFIDENTIAL

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 15, 2019 (the “Execution Date”), by and between Allied Physicians of California, A Professional Medical Corporation, a California professional medical corporation (“Allied”), APC- LSMA Designated Shareholder Medical Corporation, a California professional medical corporation (“APC-LSMA” and, together with Allied, the “Buyer” and each individually, a “Buyer Entity”), and Dr. Kevin Tyson, a natural person (“Seller”).

RECITALS

WHEREAS, Seller currently owns all of the issued and outstanding shares (the “Shares”) of capital stock of Alpha Care Medical Group, Inc., a California professional medical corporation (the “Company”), comprised solely of the Company’s common stock, no par value per share (the “Common Stock”);

WHEREAS, Allied Physicians of California, A Professional Medical Corporation and APC-LSMA Designated Shareholder Medical Corporation desire to enter into this agreement jointly and severally as Buyer; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares, for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I DEFINITIONS

1.1.          Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to it in the Preamble hereto. “Allied” has the meaning ascribed to it in the Preamble hereto.

“Alternative Transaction” means a transaction, other than the Share Purchase and the other transactions contemplated by this Agreement, involving (a) the sale, transfer, assignment or other disposition by Seller to any Person, other than Buyer or its Affiliates, of any Shares or, other than as permitted pursuant to Section 5.3, any material assets of the Company, in each case whether by merger, share or asset purchase, or otherwise or (b) any dissolution or winding up of the Company.

STRICTLY CONFIDENTIAL

“APC-LSMA” has the meaning ascribed to it in the Preamble hereto.

“Auction” means the process undertaken by Seller involving the potential disposition of the Shares to one or more competing bidders.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.7.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Los Angeles, California generally are authorized or required by Law or regulation to close.

“Buyer” has the meaning ascribed to it in the Preamble hereto.

“Buyer Account” has the meaning ascribed to it in Section 2.3(f).

“Buyer Entity” has the meaning ascribed to it in the Preamble hereto.

“Buyer Executive” has the meaning ascribed to it in Section 2.5(b)(iii).

“Buyer Fundamental Reps” has the meaning ascribed to it in Section 10.1.

“Buyer Indemnified Parties” has the meaning ascribed to it in Section 10.2(a).

“Buyer Plans” has the meaning ascribed to it in Section 6.3(a).

“Buyer Post-Closing Adjustment Escrow Account” means the escrow account opened pursuant to the terms of the Escrow Agreement and funded exclusively by the Buyer Post- Closing Adjustment Escrow Amount as set forth in Section 2.5(d)(iv).

“Buyer Post-Closing Adjustment Escrow Amount” means Two Million Dollars ($2,000,000).

“Closing” has the meaning ascribed to it in Section 2.4.

“Closing Date” has the meaning ascribed to it in Section 2.4.

“Closing Working Capital” means (i) the aggregate amount of the current assets of the Company, minus (ii) the aggregate amount of the current liabilities of the Company, in each case determined as of immediately following the Closing on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements, it being understood that clause (i) shall include all cash, restricted cash and cash equivalents (including certificates of deposit), including all cash, restricted cash and cash equivalents that secure any letters of credit of the Company, held by the Company as of immediately following the Closing.

STRICTLY CONFIDENTIAL

“CMC” has the meaning ascribed to it in Section 6.1(a).

“CMC Plans” has the meaning ascribed to it in Section 6.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent person would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts, except for the costs of making filings in the ordinary course of business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Major Contract, and the customary fees and charges of Governmental Authorities.

“Common Stock” has the meaning ascribed to it in the Recitals hereto.

“Company” has the meaning ascribed to it in the Recitals hereto.

“Company Business” means the business of the Company as conducted on the Execution Date.

“Company Expenses” shall mean (i) the aggregate expenses of the Company (x) payable to its financial and legal advisors for services rendered in connection with the Auction, this Agreement, and the transactions contemplated by this Agreement, and (y) payable to CMC for sale bonuses in connection with the transactions contemplated by this Agreement and (ii) the MedPOINT Termination Fee payable to MedPOINT in connection with the termination of the MedPOINT Agreement pursuant to the MedPOINT Termination Agreement, as set forth on a schedule (the “Company Expenses Schedule”) to be delivered by Seller to Buyer no later than two (2) Business Days prior to the Closing Date, it being understood that all Company Expenses, to the maximum extent permitted by Law, shall be attributable to the Pre-Closing Tax Period.

“Company Expenses Schedule” shall mean the schedule referenced in the definition of “Company Expenses,” which shall include the account information of the financial and legal advisors of the Company, of CMC and of MedPOINT to which the amounts of the Company Expenses are to be paid by wire transfer of immediately available U.S. funds.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 2018, by and between Network Medical Management, Inc. and APC-LSMA Designated Shareholder Medical Corporation, on the one hand, and Seller, on the other.

“Consent” means any consent or approval of any third-party person that is not a Governmental Authority.

“Contract” means any written agreement, contract or legally binding commitment.

“Damages” has the meaning ascribed to it in Section 10.2(d).

STRICTLY CONFIDENTIAL

“D&O Insurance” has the meaning ascribed to it in Section 5.7.

“Deal Communications” has the meaning ascribed to it in Section 5.9(d).

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller to Buyer as of the Execution Date.

“Drop-Dead Date” has the meaning ascribed to it in Section 9.1(a).

“Employee” means each individual who performs services for the Company and is employed by CMC.

“Employee Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) each other material pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, employment, consulting, severance, change-of-control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded), in any case, maintained, contributed to, or required to be contributed to, by the Company (or CMC on behalf of the Company) for the benefit of any current or former employee, director, officer or independent contractor of the Company (or CMC on behalf of the Company), but in all cases, excluding any multiemployer plan, as described in Section 3(37) of ERISA and any plan maintained by a Governmental Authority.

“Environmental Law” means all Laws in effect relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land and subsurface land) or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement by and among Buyer, Seller and the Escrow Agent, in the form provided by the Escrow Agent (with such changes as set forth in this Agreement or as reasonably requested by Buyer or Seller), relating to the Indemnification Escrow Account, the Seller Post-Closing Adjustment Escrow Account, the MedPOINT Escrow Account, and the Buyer Post-Closing Adjustment Escrow Account, with such changes therein as are required by the Escrow Agent to serve in such capacity and are reasonably acceptable to Buyer and Seller.

“Estimated Closing Statement” has the meaning ascribed to it in Section 2.3(a).

“Estimated Purchase Price” has the meaning ascribed to it in Section 2.3(b).

“Execution Date” has the meaning ascribed to it in the Preamble hereto.

“Final Closing Statement” has the meaning ascribed to it in Section 2.3(c).

STRICTLY CONFIDENTIAL

“Financial Statements” has the meaning ascribed to it in Section 3.7.

“Fraud” means actual and intentional fraud with respect to the making of representations and warranties pursuant to Article III (in the case of Seller) or Article IV (in the case of Buyer); provided, that, such actual and intentional fraud shall only be deemed to exist if a party makes a knowing and intentional misrepresentation of a material fact with the intent that another party rely on such fact, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approval” means any authorization, consent, approval, certification, permit, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Prohibition” has the meaning ascribed to it in Section 7.3.

“Hazardous Substance” means any substance or material that is described as a toxic or hazardous substance, waste or material, a pollutant, a contaminant or infectious waste, or words of similar import, under the Environmental Laws, or chemicals or compounds that are otherwise subject to regulation, control or remediation under the Environmental Laws.

“Health Care Laws” means all laws of a Governmental Authority, as such are in effect and applicable to the Company as of the Execution Date, governing: (a) the licensure, certification, qualification, franchise or authority to transact the business of the Company in connection with the management or provision of, payment for, or arrangement of, health care services; (b) Persons contracting with third party payors for the payment of health care services, including with Medicare, Medicaid, TRICARE, and/or other federal or state health care payment programs, employer self-insurance plans, insurance companies, health maintenance organizations, managed care organizations, preferred provider organizations, physician-hospital organizations, clinical integration organizations, provider networks or organizations and/or accountable care organizations, including with respect to enrollment, credentialing, participation, exclusion, compliance with applicable payment program policies and procedures, program integrity, and regulation of Persons bearing financial risk for the provision or arrangement of health care items and services; (c) financial relationships between Persons and health care providers, including under the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Stark Law (42 U.S.C. § 1395nn) and the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), other laws set forth in the Social Security Act including the mandatory reporting and return of overpayments (42 U.S.C. § 1320a-7k(d)) and the prohibition on use of excluded Persons, or any state anti-kickback, anti-solicitation, patient brokering, patient capping, and fee-splitting laws; (d) the corporate practice of medicine; (e) financial relationships between health care providers and medical device manufacturers, including so-called “sunshine acts” requiring reporting of ownership, conflict of interest, and financial relationships or transactions, and/or prohibiting certain such financial relationships; and (f) pricing of health care services, reporting of quality, utilization, and/or pricing of health care items or services, and/or mandated reporting of illnesses, diseases, and adverse events or incidents.

STRICTLY CONFIDENTIAL

“HIPAA” has the meaning ascribed to it in Section 3.12(c).

“IBNR Liabilities” means the obligations of the Company for accrued medical claims and incurred but not reported medical claims.

“IBNR Report” has the meaning ascribed to it in Section 2.7(c)(ii).

“IEHP” means Inland Empire Health Plan.

“IEHP Agreement” means that certain Capitated IPA Agreement, dated as of January 1, 2019, by and between Inland Empire Health Plan and Alpha Care Medical Group, Inc. “IEHP Approval” has the meaning ascribed to it in Section 7.4.

“IEHP Make-Whole Payment” means any payment made by IEHP to or for the account of the Company on or following the Closing to offset the deficit caused by IEHP transitioning its IPA capitation methodology to risk adjustment using the ACG system effective January 1, 2019, as described in IEHP’s letter to the Company dated January 16, 2019.

“Indemnification Escrow Account” means the escrow account opened pursuant to the terms of the Escrow Agreement and funded exclusively by the Indemnification Escrow Amount as set forth in Section 2.5(d)(i).

“Indemnification Escrow Amount” means Four Million Five Hundred Thousand Dollars ($4,500,000).

“Indemnified Party” has the meaning ascribed to it in Section 10.2(c).

“Indemnifying Party” has the meaning ascribed to it in Section 10.2(c).

“IPA” has the meaning ascribed to it in Section 5.12.

“Knowledge” means the extent, if any, of actual awareness of a particular fact or matter (in each case after such inquiry as would be due from a person holding the office held by such person in the ordinary course of performing his or her duties consistent with past practice in that position for a similarly situated business) of (i) with respect to Seller, Dr. Kevin Tyson and Jessica Roenicke, (ii) with respect to Buyer, Dr. Kenneth Sim and Dr. Thomas Lam, (iii) with respect to any other entities, the executive officers of such entity, and (iv) with respect to any individuals, such individual.

STRICTLY CONFIDENTIAL

“Laws” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority, including Health Care Laws and Privacy Laws.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, fixtures, fittings and improvements held by the Company.

“Leases” has the meaning ascribed to it in Section 3.14(b).

“Liabilities” means liabilities, obligations, guarantees, assurances and commitments of every kind, nature, character and description whatsoever, whenever arising, whether known or unknown, whether asserted or unasserted, whether fixed, absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether or not recorded or reflected or required to be recorded or reflected on books and records or financial statements, including fees, costs, expenses and losses relating thereto.

“Liens” means any liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts, encumbrances or transfer restrictions under any shareholder or similar agreement.

“Major Contracts” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means any change, event, occurrence, fact, condition or effect that is, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Company; provided, that, none of the following shall constitute, or shall be considered in determining whether there has occurred, and no change or effect resulting or arising out of any of the following shall constitute, a Material Adverse Effect: (i) general business, economic, political, social, legal or regulatory conditions, (ii) general conditions of the industries in which the Company operates, (iii) general conditions in financial, banking or securities markets (including any disruption thereof), (iv) changes in applicable Law or GAAP, or any interpretation thereof, (v) outbreak or escalation of hostilities, terrorist attack (whether against a nation or otherwise) or war, (vi) the announcement or pendency of the Auction, this Agreement, the Share Purchase or any of the other transactions contemplated hereby (including any threatened or actual impact on relationships of the Company with customers, vendors, suppliers, distributors, landlords or employees), (vii) compliance with the terms of, or the taking of any action required by, this Agreement, or the taking or not taking of any action at the request of, or with the consent of, Buyer, or (viii) the performance or consummation of the Share Purchase or any of the other transactions contemplated hereby.

“Maximum Cap” has the meaning ascribed to it in Section 10.4(c).

“MedPOINT” shall mean MedPOINT Management, a California corporation.

“MedPOINT Agreement” shall mean that certain Management Agreement, dated as of December 1, 2017, by and between the Company and MedPOINT.

STRICTLY CONFIDENTIAL

“MedPOINT Escrow Account” means the escrow account opened pursuant to the terms of the Escrow Agreement to fund the MedPOINT Termination Fee.

“MedPOINT Termination Agreement” has the meaning ascribed to it in Section 7.5.

“MedPOINT Termination Fee” means the termination fee, if any, payable to MedPOINT in connection with the termination of the MedPOINT Agreement pursuant to the MedPOINT Termination Agreement

“MedPOINT Transition Period” shall mean the period commencing on the Closing Date and ending on the last day of the third (3rd) month following the Closing Date. By way of example, if the Closing Date occurs on April 30, 2019, then the “MedPOINT Transition Period” will commence on April 30, 2019 and end on July 31, 2019.

“MTO” has the meaning ascribed to it in Section 11.19.

“New Employees” has the meaning ascribed to it in Section 6.1(d).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the conduct of the Company Business in a manner substantially consistent with the customary conduct of such business, including any activities related to the conduct of the Auction or authorized or contemplated by this Agreement or the transactions contemplated hereby.

“Payment Programs” has the meaning ascribed to it in Section 3.12(b).

“Permitted Encumbrances” means (a) any Liens for Taxes that are not yet due and payable, that are not yet subject to penalties for delinquent nonpayment, or that are being contested in good faith by appropriate Proceedings, (b) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of law or in the Ordinary Course of Business, (c) any zoning, building code, land use, planning, entitlement, environmental or similar Laws or regulations imposed by any Governmental Authority, (d) workers’ or unemployment compensation Liens arising in the Ordinary Course of Business, (e) the interests of lessors in equipment or leasehold fixtures and improvements leased or loaned to the Company, (f) any Liens that will be discharged or released either prior to, or substantially simultaneous with, the Closing, (g) any Liens created by Buyer or any of its Affiliates, and (h) any such other Liens, imperfections of title and other similar matters that do not, individually or in the aggregate, materially impair the current use and enjoyment of any material property or assets of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

STRICTLY CONFIDENTIAL

“Post-Closing Adjustment Period” means the thirteen (13)-month period commencing on the Closing Date and ending on the last day of the thirteenth (13th) month following the Closing Date. By way of example, if the Closing Date occurs on April 30, 2019, then the “Post-Closing Adjustment Period” will commence on April 30, 2019 and end on May 31, 2020.

“Post-Closing Adjustment Statement” has the meaning ascribed to it in Section 2.7(d)(i).

“Post-Closing Net Adjustment Amount” has the meaning ascribed to it in Section 2.7(d)(i).

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 5.8(a)(i).

“Privacy Laws” means all laws of a Governmental Authority concerning privacy or security of personally identifiable information, personal information or personal data, as such are in effect and applicable to the Company as of the Execution Date, including: (a) HIPAA; (b) laws governing transmission and storage of medical records; (c) federal and state laws concerning protected or sensitive health information, including alcohol and substance abuse treatment records, HIV/AIDS status and treatment records, genetic information, information about sexually transmitted or other communicable diseases, and psychotherapy records; and (d) state privacy, security and data breach laws.

“Privileged Deal Communications” has the meaning ascribed to it in Section 5.9(d).

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal), commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Provider” has the meaning ascribed to it in Section 3.12(b).

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchase Price Excess” has the meaning ascribed to it in Section 2.3(e).

“Purchase Price Shortfall” has the meaning ascribed to it in Section 2.3(f).

“Real Property” means land, together with all buildings, structures, fixtures, fittings and improvements located thereon, and all privileges, rights, easements and appurtenants belonging thereto or for the benefit thereof.

“Residual Communication” has the meaning ascribed to it in Section 5.9(d).

“Restricted Period” shall mean the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Restricted Territory” shall mean the Riverside County, California and San Bernardino County, California.

STRICTLY CONFIDENTIAL

“Schedule Supplement” has the meaning ascribed to it in Section 5.5.

“Selected Accountants” has the meaning ascribed to it in Section 2.3(d).

“Selected Accountants Post-Closing Statement” has the meaning ascribed to it in Section 2.7(d)(ii).

“Selected Accountants Statement” has the meaning ascribed to it in Section 2.3(d).

“Seller” has the meaning ascribed to it in the Preamble hereto.

“Seller Account” has the meaning ascribed to it in Section 2.5(b)(i).

“Seller Fundamental Reps” has the meaning ascribed to it in Section 10.1.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 10.2.

“Seller Post-Closing Adjustment Escrow Account” means the escrow account opened pursuant to the terms of the Escrow Agreement and funded exclusively by the Seller Post- Closing Adjustment Escrow Amount as set forth in Section 2.5(d)(ii).

“Seller Post-Closing Adjustment Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Share Purchase” has the meaning ascribed to it in Section 2.1.

“Shares” has the meaning ascribed to it in the Recitals hereto. “Straddle Period” has the meaning ascribed to it in Section 5.8(b).

“Survival End Date” has the meaning ascribed to it in Section 10.1.

“Tax Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Claim” has the meaning ascribed to it in Section 10.3(c).

“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Reps” has the meaning ascribed to it in Section 10.1.

“Tax Returns” means any returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

STRICTLY CONFIDENTIAL

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value- added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Claims” has the meaning ascribed to it in Section 10.2(c).

“Transfer Eligible Employee” has the meaning ascribed to it in Section 6.1(a).

“Transfer Taxes” has the meaning ascribed to it in Section 5.8(f).

“Workers’ Compensation Policy” has the meaning ascribed to it in Section 6.3(f).

1.2.          Interpretation. Unless the context clearly indicates otherwise: (a) each definition herein shall include the singular and the plural, (b) each reference herein to any gender shall include the masculine, feminine and neuter where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words shall refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule shall mean an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, and (f) all references to “$” or “Dollars” shall mean United States Dollars.

ARTICLE II

THE TRANSACTIONS

2.1.          Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, for the purchase price specified in Section 2.2 (the “Share Purchase”).

2.2.          Purchase Price. The aggregate purchase price for the Shares shall be Forty- Five Million Dollars ($45,000,000) in cash, reduced or increased, as the case may be, on a dollar- for-dollar basis by the amount, if any, by which Closing Working Capital (as finally determined pursuant to Section 2.3) is less than or more than, respectively, One Dollar ($1), less the aggregate amount of Company Expenses (such net amount, as adjusted, the “Purchase Price”). For the avoidance of doubt, Buyer and Seller agree and acknowledge that all cash, restricted cash and cash equivalents (including certificates of deposit), including all cash, restricted cash and cash equivalents that secure any letters of credit of the Company, held by the Company as of immediately following the Closing shall be reflected in “Closing Working Capital” as current assets of the Company.

STRICTLY CONFIDENTIAL

2.3.         Purchase Price Adjustment.

(a)          No later than three (3) Business Days prior to the Closing Date, Seller shall cause the Company to deliver to Buyer a written statement (the “Estimated Closing Statement”) setting forth its good faith written estimate, prepared in accordance with GAAP consistent with the Company’s past practices, of Closing Working Capital determined on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements. The Estimated Closing Statement shall be accompanied by a certificate executed by a senior financial officer of the Company to the effect that the Estimated Closing Statement has been prepared in good faith in accordance with this Section 2.3(a).

(b)          The Purchase Price payable at the Closing shall be preliminarily calculated in accordance with Section 2.2 as if the Company’s estimate of Closing Working Capital set forth in the Estimated Closing Statement were the actual amount of Closing Working Capital. The Purchase Price as so estimated is referred to as the “Estimated Purchase Price.”

(c)          No later than thirty (30) days following the Closing Date, Buyer shall deliver to Seller a written statement (the “Final Closing Statement”) setting forth its good faith calculation, prepared in accordance with GAAP consistent with the Company’s past practices, of (i) Closing Working Capital, determined on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements, and (ii) the Purchase Price calculated in accordance with Section 2.2 as if Buyer’s calculation of Closing Working Capital set forth in the Final Closing Statement were the actual amount of Closing Working Capital. The Final Closing Statement shall be accompanied by a certificate executed by a senior financial officer of Allied to the effect that the Final Closing Statement has been prepared in good faith in accordance with this Section 2.3(c).

(d)          Buyer shall, and shall cause the Company to, reasonably cooperate with Seller and provide to Seller such information as Seller may reasonably request, in each case in connection with Seller’s review of the Final Closing Statement, including promptly making available to Seller: (i) a copy of all workpapers, financial information and any other books and records utilized by Buyer in the preparation of the Final Closing Statement, and (ii) all personnel (including accounting personnel) of the Company, Buyer and Buyer’s Affiliates, and all outside advisors, involved in the preparation of the Final Closing Statement. Seller shall notify Buyer in writing no later than thirty (30) days following Seller’s receipt of the Final Closing Statement from Buyer that either: (x) Seller accepts the Final Closing Statement or (y) Seller disputes an item or items reflected on the Final Closing Statement. The failure by Seller to give Buyer such notice within such period shall be deemed to constitute Seller’s acceptance of the Final Closing Statement. The parties shall use all Commercially Reasonable Efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within thirty (30) days after Seller gives notice of such dispute, it shall be referred to Grant Thornton LLP, unless Buyer and Seller mutually agree upon another nationally recognized independent public accounting firm (the “Selected Accountants”). Buyer hereby represents and warrants that the Selected Accountants do not currently provide substantive services to Buyer, has not provided substantive services to Buyer in the past three (3) years, and shall not be engaged to provide substantive services to Buyer (or, following the Closing, the Company) until the conclusion of all matters that may require the services of the Selected Accountants pursuant to this Section 2.3 or Section 2.7. Seller hereby represents and warrants that the Selected Accountants do not currently provide substantive services to Seller, has not provided substantive services to Seller in the past three (3) years, and shall not be engaged to provide substantive services to Seller until the conclusion of all matters that may require the services of the Selected Accountants pursuant to this Section 2.3 or Section 2.7. The determination of the Selected Accountants regarding such dispute, which shall be made as expeditiously as reasonably possible, shall be conclusive and binding on each party. In rendering its final determination regarding such dispute, the Selected Accountants shall deliver to each of Buyer and Seller a written statement (the “Selected Accountants Statement”) setting forth its good faith calculation, prepared in accordance with GAAP consistent with the Company’s past practices, of (i) Closing Working Capital, incorporating its final determination regarding such dispute and determined on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements, and (ii) the Purchase Price calculated in accordance with Section 2.2 incorporating the Selected Accountants’ calculation of Closing Working Capital set forth in the Selected Accountants Closing Statement. One-half of the fees of the Selected Accountants shall be borne by Buyer and one-half shall be borne by Seller.

STRICTLY CONFIDENTIAL

(e)          If the Purchase Price as finally determined pursuant to this Section 2.3 is more than the Estimated Purchase Price (the “Purchase Price Excess”), Buyer and Seller shall promptly, and in no event later than two (2) Business Days following such final determination, provide the Escrow Agent with joint written instructions to deliver to Seller from the Buyer Post-Closing Adjustment Escrow Account an amount equal to the lesser of the Purchase Price Excess and the aggregate amount remaining in the Buyer Post-Closing Adjustment Escrow Account, by wire transfer in immediately available U.S. funds drawn from the Buyer Post-Closing Adjustment Escrow Account, to the Seller Account. If such amount is less than the Purchase Price Excess due Seller, then Buyer shall concurrently pay to Seller an amount equal to such difference, by wire transfer of immediately available U.S. funds, to the Seller Account.

(f)          If the Purchase Price as finally determined pursuant to this Section 2.3 is less than the Estimated Purchase Price (the “Purchase Price Shortfall”), Buyer and Seller shall promptly, and in no event later than two (2) Business Days following such final determination, provide the Escrow Agent with joint written instructions to deliver to Buyer from the Seller Post-Closing Adjustment Escrow Account an amount equal to the lesser of the Purchase Price Shortfall and the aggregate amount remaining in the Seller Post-Closing Adjustment Escrow Account, by wire transfer in immediately available U.S. funds drawn from the Seller Post-Closing Adjustment Escrow Account, to the account designated by Buyer (the “Buyer Account”). If such amount is less than the Purchase Price Shortfall due Buyer, then Seller shall concurrently pay to Buyer an amount equal to such difference, by wire transfer of immediately available U.S. funds, to the Buyer Account.

2.4.          Closing. The closing of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth herein (the “Closing”) shall take place at the offices of Munger, Tolles & Olson LLP, Los Angeles, California, at 10:00 a.m. local time, on the last day of the calendar month (or if such day is not a Business Day, the first Business Day following such day) in which all of the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived; provided, that, (a) if there are less than two (2) Business Days between (i) the date on which all of the conditions to Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived and (ii) the last day of the calendar month (or if such day is not a Business Day, the first Business Day following such day) in which the date set forth in clause (i) occurs, then the Closing shall take place on the last day of the immediately following calendar month (or if such day is not a Business Day, the first Business Day following such day), and (b) notwithstanding the foregoing, Buyer and Seller may mutually agree that the Closing shall take place at another time, place or date. The date on which the Closing occurs is referred to as the “Closing Date.”

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2.5.          Closing Deliveries. At the Closing:

(a)          Seller’s Closing Deliveries. Seller shall deliver to Buyer the following documents:

(i)          stock certificate(s) evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, it being understood that APC-LSMA shall be the Buyer Entity that is directly acquiring and owning the Shares;

(ii)         a certificate duly executed by Seller reasonably satisfactory to Buyer certifying that the conditions with respect to Buyer’s obligations under this Agreement set forth in Sections 7.1 and 7.2 have been satisfied;

(iii)        a certificate of good standing for the Company issued by the California Secretary of State, dated no earlier than ten (10) Business Days prior to the Closing Date;

(iv)         a written instrument evidencing the resignation of Dr. Kevin Tyson as a director of, and from all other positions held with, the Company, effective as of the Closing Date;

(v)          a consent of the spouse of Dr. Kevin Tyson, in substantially the form attached hereto as Exhibit A;

(vi)        the Escrow Agreement, duly executed by Seller;

(vii)       an executed termination agreement, terminating the administrative services agreement between the Company and CMC, effective as of the Closing Date and certifying that no amounts are due and payable by the Company to CMC or CMC to the Company as of the Closing Date; and

(viii)      a receipt duly executed by Seller certifying the receipt from Buyer of the wire transfer of the Estimated Purchase Price, less the combined amounts of the Indemnification Escrow Amount and the Seller Post-Closing Adjustment Escrow Amount, in accordance with Section 2.5(b).

(b)          Buyer’s Closing Deliveries. Buyer shall deliver:

(i)          to Seller, the Estimated Purchase Price, less the combined amounts of the Indemnification Escrow Amount and the Seller Post-Closing Adjustment Escrow Amount, by wire transfer of immediately available U.S. funds, to the account designated by Seller (as such account may be modified from time to time by written notice from Seller to Buyer, the “Seller Account”).

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(ii)         to the Company, an amount equal to the aggregate amount of Company Expenses (less the amount of the MedPOINT Termination Fee), by wire transfer of immediately available U.S. funds, to the account of the Company designated by Seller, and Buyer and Seller shall cause the Company, immediately following receipt of such amount, to pay the Company Expenses to the accounts of the recipients thereof as set forth on the Company Expenses Schedule by wire transfer of immediately available U.S. funds;

(iii)        to Seller, a certificate duly executed by an executive officer of each Buyer Entity reasonably satisfactory to Seller (each, a “Buyer Executive”) certifying that the conditions with respect to Seller’s obligations under this Agreement set forth in Sections 8.1 and 8.2 have been satisfied;

(iv)        to Seller, a certificate of good standing for each Buyer Entity issued by the California Secretary of State, dated no earlier than ten (10) Business Days prior to the Closing Date;

(v)         to Seller, the Escrow Agreement, duly executed by Buyer; and

(vi)        to Seller, a receipt duly executed by each Buyer Executive certifying the receipt from Seller of the Shares.

(c)          Escrow Agent. Buyer and Seller shall use all Commercially Reasonable Efforts to cause the Escrow Agent to deliver the Escrow Agreement, duly executed by Escrow Agent, to Seller and Buyer, respectively.

(d)         Escrow Accounts. Buyer shall deliver to the Escrow Agent:

(i)          the Indemnification Escrow Amount (deducted from the Estimated Purchase Price as set forth in Section 2.5(b)(i)) to fund the Indemnification Escrow Account, by wire transfer of immediately available U.S. funds, to an account designated by the Escrow Agent, to be held and distributed pursuant to the terms and conditions of the Escrow Agreement solely to fulfill the requirements set forth in Article X and not with respect to any other obligations or liabilities of any party hereto or for any other reason;

(ii)         the Seller Post-Closing Adjustment Escrow Amount (deducted from the Estimated Purchase Price as set forth in Section 2.5(b)(i)) to fund the Seller Post-Closing Adjustment Escrow Account, by wire transfer of immediately available U.S. funds, to an account designated by the Escrow Agent, to be held and distributed pursuant to the terms and conditions of the Escrow Agreement solely to fulfill the requirements set forth in Section 2.3 and Section 2.7 and not with respect to any other obligations or liabilities of any party hereto or for any other reason;

(iii)        the amount of the MedPOINT Termination Fee (which is included in Company Expenses) to fund the MedPOINT Escrow Account, by wire transfer of immediately available U.S. funds, to an account designated by the Escrow Agent, to be held and distributed pursuant to the terms and conditions of the Escrow Agreement solely to fulfill the requirements set forth in Section 5.11 and not with respect to any other obligations or liabilities of any party hereto or for any other reason; and

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(iv)        the Buyer Post-Closing Adjustment Escrow Amount (funded solely by Buyer) to fund the Buyer Post-Closing Adjustment Escrow Account, by wire transfer of immediately available U.S. funds, to an account designated by the Escrow Agent, to be held and distributed pursuant to the terms and conditions of the Escrow Agreement solely to fulfill the requirements set forth in Section 2.3 and Section 2.7 and not with respect to any other obligations or liabilities of any party hereto or for any other reason.

2.6.          IEHP Make-Whole Payments. If, from the Closing Date until December 31, 2019, IEHP makes an IEHP Make-Whole Payment to or for the account of the Company, Buyer shall (or shall cause the Company to), within five (5) Business Days of receipt of such IEHP Make-Whole Payment, make a payment to Seller, by wire transfer of immediately available U.S. funds to the Seller Account, of an amount equal to such IEHP Make-Whole Payment, less an amount equal to the increase, if any, in the Company’s income Tax liability as a result of the receipt of such IEHP Make-Whole Payment, as reasonably calculated by Buyer and as set forth in reasonable detail in a written notice delivered by Buyer to Seller together with such payment. After December 31, 2019 but on or prior to January 17, 2020, Buyer shall deliver to Seller a written certification, reasonably satisfactory to Seller and executed by a senior financial officer of Allied, certifying that Buyer has fully complied with the provisions of this Section 2.6. Notwithstanding the foregoing, in the event that IEHP is legally entitled to return of all or any portion of any amounts paid to Seller pursuant to this Section 2.6, and has demanded in writing to the Company and/or Seller the return of such amount, Seller shall pay IEHP such amount to which IEHP is legally entitled, not to exceed the amount received by Seller pursuant to this Section 2.6.

2.7.          Post-Closing Adjustment Payments. Following the Closing, Buyer and Seller shall be entitled to post-Closing adjustment payments in accordance with Sections 2.7(a), 2.7(b) and 2.7(c) and any such post-Closing adjustment payments shall be made in accordance with the procedures set forth in Section 2.7(d).

(a)       Health Plan Payments.

(i)          During the Post-Closing Adjustment Period, any retroactive adjustment to capitation made by any health plan with respect to any health care Contract in effect at Closing for services rendered by the Company on or prior to the Closing Date, in an amount exceeding $5,000, shall: (A) represent a payment for the benefit of Seller if the adjustment represents additional capitation to the Company or (B) represent a payment for the benefit of Buyer if the adjustment represents a reduction in capitation.

(ii)         During the Post-Closing Adjustment Period, any bonus or incentive payments (including those payments covering IEHP P4P incentives, risk pool settlements, HEDIS adjustments, enrollment incentives, and pre-existing kick payments) received from a health plan in recognition of services provided by the Company on or prior to the Closing Date, shall represent a payment for the benefit of Seller; provided, that, any bonus incentive that is calculated based on a period of time during which Buyer’s and Seller’s ownership of the Company overlaps shall be prorated based on the ratio of the duration of Seller’s ownership of the Company during such period of time relative to the entire duration of such period of time.

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(b)          IEHP Payments. During the Post-Closing Adjustment Period, all capitation paid by IEHP relating to services rendered by the Company on or prior to the Closing Date with respect to IEHP’s Medi-Cal component shall represent a payment for the benefit of Seller.

(c)          IBNR Payments.

(i)          If IBNR Liabilities reflected in Closing Working Capital in the Final Closing Statement, less the actual amount paid during the Post-Closing Adjustment Period with respect to IBNR Liabilities incurred by the Company on or prior to the Closing Date (based on actual claims paid during the Post-Closing Adjustment Period for dates of service occurring on or prior to the Closing Date), (i) is a positive number, then such amount shall represent a payment for the benefit of Seller or (ii) is a negative number, then such amount shall represent a payment for the benefit of Buyer.

(ii)         During the Post-Closing Adjustment Period, within five (5) Business Days following the end of each calendar quarter, Buyer will, or will cause the Company to, provide to Seller a report (each, an “IBNR Report”) summarizing (x) the actual amount paid during such calendar quarter with respect to IBNR Liabilities incurred by the Company on or prior to the Closing Date (based on actual claims paid during such quarter for dates of service occurring on or prior to the Closing Date), and (y) the aggregate amount paid from the Closing Date to the end of the most recent calendar quarter with respect to IBNR Liabilities incurred by the Company on or prior to the Closing Date (based on actual claims paid during such period for dates of service occurring on or prior to the Closing Date). Each IBNR Report shall be accompanied by a certificate executed by a senior financial officer of Allied to the effect that the IBNR Report has been prepared in good faith in accordance with this Section 2.7(c)(ii).

(d)          Post-Closing Adjustment Calculation and Payment.

(i)          No later than the twentieth (20th) day following the end of the Post-Closing Adjustment Period, Buyer shall deliver to Seller a written statement (the “Post- Closing Adjustment Statement”) setting forth its good faith calculation, prepared in accordance with GAAP consistent with the Company’s past practices, of (x) all payments due pursuant to Sections 2.7(a), 2.7(b) and 2.7(c), determined on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements, and (y) the net amount due Buyer or Seller, as the case may be, as a result of such payments (the “Post-Closing Net Adjustment Amount”). The Post-Closing Adjustment Statement shall be accompanied by a certificate executed by a senior financial officer of Allied to the effect that the Post-Closing Adjustment Statement has been prepared in good faith in accordance with this Section 2.7(d)(i).

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(ii)         Buyer shall, and shall cause the Company to, reasonably cooperate with Seller and provide to Seller such information as Seller may reasonably request, in each case in connection with Seller’s review of the Post-Closing Adjustment Statement, including promptly making available to Seller: (x) a copy of all workpapers, financial information and any other books and records utilized by Buyer in the preparation of the Post-Closing Adjustment Statement, and (y) all personnel (including accounting personnel) of the Company, Buyer and Buyer’s Affiliates, and all outside advisors, involved in the preparation of the Post-Closing Adjustment Statement. Seller shall notify Buyer in writing no later than thirty (30) days following Seller’s receipt of the Post-Closing Adjustment Statement from Buyer that either: (A) Seller accepts the Post-Closing Adjustment Statement or (B) Seller disputes an item or items reflected on the Post-Closing Adjustment Statement. The failure by Seller to give Buyer such notice within such period shall be deemed to constitute Seller’s acceptance of the Post-Closing Adjustment Statement. The parties shall use all Commercially Reasonable Efforts to resolve any such dispute, but if such dispute cannot be resolved by the parties within thirty (30) days after Seller gives notice of such dispute, it shall be referred to the Selected Accountants. The determination of the Selected Accountants regarding such dispute, which shall be made as expeditiously as reasonably possible, shall be conclusive and binding on each party. In rendering its final determination regarding such dispute, the Selected Accountants shall deliver to each of Buyer and Seller a written statement (the “Selected Accountants Post-Closing Statement”) setting forth its good faith calculation, prepared in accordance with GAAP consistent with the Company’s past practices, of (1) all payments due pursuant to Sections 2.7(a), 2.7(b) and 2.7(c), incorporating its final determination regarding such dispute and determined on a basis consistent with the accounting principles and policies used in the preparation of the Financial Statements, and (2) the Post-Closing Net Adjustment Amount (and whether such amount is due Buyer or Seller), incorporating the payments reflected in clause (1) as set forth in the Selected Accountants Post-Closing Statement. One-half of the fees of the Selected Accountants shall be borne by Buyer and one-half shall be borne by Seller.

(iii)        If the Post-Closing Net Adjustment Amount as finally determined pursuant to this Section 2.7(d) is due Seller, Buyer and Seller shall promptly, and in no event later than two (2) Business Days following such final determination, provide the Escrow Agent with joint written instructions to deliver to Seller from the Buyer Post-Closing Adjustment Escrow Account an amount equal to the lesser of the Post-Closing Net Adjustment Amount and the aggregate amount remaining in the Buyer Post-Closing Adjustment Escrow Account, by wire transfer in immediately available U.S. funds drawn from the Buyer Post-Closing Adjustment Escrow Account, to the Seller Account. If such amount is less than the Post-Closing Net Adjustment Amount due Seller, then Buyer shall concurrently pay to Seller an amount equal to such difference, by wire transfer of immediately available U.S. funds, to the Seller Account. The Escrow Agreement shall provide that on the Business Day following the release of all funds due Seller pursuant to this Section 2.7(d)(iii), the Escrow Agent shall deliver to Buyer, and Buyer and Seller shall take all action necessary to cause the Escrow Agent to deliver to Buyer, all funds remaining in the Buyer Post-Closing Adjustment Escrow Account, by wire transfer in immediately available U.S. funds, to the Buyer Account. No later than the second (2nd) Business Day following the exhaustion of all funds from the Buyer Post-Closing Adjustment Escrow Account, Buyer and Seller shall provide the Escrow Agent with joint written instructions to terminate the Buyer Post- Closing Adjustment Escrow Account. All fees, costs and expenses of the Escrow Agent in connection with the Buyer Post-Closing Adjustment Escrow Account shall be split evenly by Buyer and Seller.

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(iv)        If the Post-Closing Net Adjustment Amount as finally determined pursuant to this Section 2.7(d) is due Buyer, Buyer and Seller shall promptly, and in no event later than two (2) Business Days following such final determination, provide the Escrow Agent with joint written instructions to deliver to Buyer from the Seller Post-Closing Adjustment Escrow Account an amount equal to the lesser of the Post-Closing Net Adjustment Amount and the aggregate amount remaining in the Seller Post-Closing Adjustment Escrow Account, by wire transfer in immediately available U.S. funds drawn from the Seller Post-Closing Adjustment Escrow Account, to the Buyer Account. If such amount is less than the Post-Closing Net Adjustment Amount due Buyer, then Seller shall concurrently pay to Buyer an amount equal to such difference, by wire transfer of immediately available U.S. funds, to the Buyer Account. The Escrow Agreement shall provide that on the Business Day following the release of all funds due Buyer pursuant to this Section 2.7(d)(iv), the Escrow Agent shall deliver to Seller, and Buyer and Seller shall take all action necessary to cause the Escrow Agent to deliver to Seller, all funds remaining in the Seller Post-Closing Adjustment Escrow Account, by wire transfer in immediately available U.S. funds, to the Seller Account. No later than the second (2nd) Business Day following the exhaustion of all funds from the Seller Post-Closing Adjustment Escrow Account, Buyer and Seller shall provide the Escrow Agent with joint written instructions to terminate the Seller Post- Closing Adjustment Escrow Account. All fees, costs and expenses of the Escrow Agent in connection with the Seller Post-Closing Adjustment Escrow Account shall be split evenly by Buyer and Seller.

2.8.          Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the Share Purchase and the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each representation and warranty contained in this ARTICLE III is qualified by the disclosures made in the Disclosure Schedules, and information provided in any Section of the Disclosure Schedules shall constitute disclosure for purposes of each Section of this Agreement. Except with respect to matters set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the Execution Date, as follows:

3.1.          Organization and Good Standing. The Company is a corporation (a) duly incorporated, validly existing and in good standing under the Laws of California, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

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3.2.          Authority and Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

3.3.          Non-Contravention. The execution and delivery of this Agreement by Seller do not, and Seller’s performance hereunder and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the articles of incorporation or bylaws of the Company, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Major Contract, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, have a Material Adverse Effect, (c) violate any Law or Order of any Governmental Authority applicable to the Company, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect, or (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to the Company, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, have a Material Adverse Effect.

3.4.          Consents. The execution and delivery by Seller of this Agreement, Seller’s performance hereunder, and the consummation of the transactions contemplated hereby do not require any Consent under any Major Contract or any Governmental Approval, except where the failure to obtain any such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect.

3.5.          Ownership of Shares. Seller is the owner, free and clear of all Liens, of all right, title and interest in and to the Shares. The delivery to APC-LSMA of the Shares, upon the terms and subject to the conditions set forth in this Agreement, shall transfer to APC-LSMA valid title to all such Shares, free and clear of any Liens. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares in the Company, nor is Seller a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.

3.6.          Capitalization; Subsidiaries. The Company has an authorized capitalization consisting of 1,000,000 shares of Common Stock, of which 1,000 shares of Common Stock are issued and outstanding. There are no other classes of Shares authorized or outstanding. All issued and outstanding Shares of the Company are duly authorized, validly issued, fully paid and non- assessable and free of any preemptive rights in respect thereto. There are no outstanding: (a) securities convertible into Shares in the Company; (b) stock appreciation, phantom stock, profit participation, options, warrants or other rights to purchase or subscribe to Shares in the Company or securities convertible into or exchangeable for Shares in the Company; or (c) contracts, commitments, agreements, understandings, arrangements, calls or claims relating to the issuance of any Shares in the Company, any such convertible or exchangeable securities or any such options, warrants or right, including (i) any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with Seller on any matter or (ii) any Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any Shares of the Company or (y) vote or dispose of any Shares of the Company. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Shares of the Company. The Shares being acquired by APC-LSMA pursuant hereto represent, in the aggregate, one hundred percent (100%) of the issued and outstanding Shares of the Company. The issued and outstanding Shares of the Company are held of record under Seller’s name. The Company has no subsidiaries.

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3.7.         Financial Statements. Attached to Section 3.7 of the Disclosure Schedules are the following financial statements (collectively, including the notes contained therein, the “Financial Statements”): the audited balance sheet of the Company as of December 31, 2018 (the “Balance Sheet Date”) and the related audited statements of income and cash flows for the Company for the fiscal year ended December 31, 2018. Other than as set forth on Section 3.7 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods referred to in the Financial Statements, and fairly present, in all material respects, the financial condition of the Company as at the respective dates referred to in the Financial Statements, and the results of operations and cash flows of the Company for the respective periods referred to in the Financial Statements.

3.8.         Absence of Certain Changes or Events. Except as otherwise contemplated, required or permitted by this Agreement, from the Balance Sheet Date until the Execution Date, (a) the business of the Company has been conducted in the Ordinary Course of Business, (b) the Company has not taken any of the action that, if taken after the Execution Date, would constitute a violation of Section 5.3(b), and (c) there has not occurred a Material Adverse Effect.

3.9.         Undisclosed Liabilities. The Company does not have any liabilities or obligations required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, (c) liabilities disclosed in this Agreement or in the Disclosure Schedules, (d) liabilities contemplated or permitted by, or incurred pursuant to, this Agreement, and (e) other liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

3.10.       Major Contracts.

(a)          The Disclosure Schedules sets forth each of the following Contracts to which the Company is a party and that is in effect as of the Execution Date (such Contracts, the “Major Contracts”):

(i)          any Contract the performance of which by its express terms, without taking into consideration options or similar renewals (whether automatic or elective), will involve annual expenditures or receipts by the Company in excess of $200,000;

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(ii)         any Contract for the incurrence of indebtedness for borrowed money;

(iii)        any Contract that by its terms prohibits or materially restricts the Company from undertaking any line of business or competing in any geographic area;

(iv)        any Contract that provides for the purchase, sale or lease of real property or any option to purchase or sell real property;

(v)         any Contract that grants to any Person an option or other right to purchase any right, property or assets of the Company;

(vi)        any Contract that by its terms prohibits or materially restricts the sale or other disposition by the Company of any material property or assets;

(vii)       any Contract involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by the Company with any other Person;

(viii)      any Contract involving management services, consulting services, support services or any other similar services;

(ix)         any Contract involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise;

(x)         any Contract that provides for the employment or compensation of any Employee; and

(xi)        any Contract with a health plan or third party payor.

(b)         Seller has made available to Buyer copies of all Major Contracts that are true and complete in all material respects, in each case subject to any confidentiality obligations to third parties and any restrictions on disclosure required by such third parties.

(c)          Except for any Major Contract that has expired in accordance with its terms or terminated for any reason other than a default by the Company, each Major Contract is in full force and effect in all material respects (except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought). The Company is not in breach thereof or default thereunder, which breach or default has not been excused or waived, and, to the Knowledge of Seller, no counterparty to any Major Contract is in breach thereof or default thereunder, except where such breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect.

3.11.         Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Seller, threatened against or affecting the Company, nor is there any Order of any Governmental Authority or arbitrator outstanding against the Company, in each case the adverse outcome or effect of which would, individually or in the aggregate, have a Material Adverse Effect.

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3.12.      Compliance with Laws.

(a)          The Company is, and at all times during the three (3) years prior to the Execution Date, has been, in compliance in all respects with all applicable Laws and Orders of Governmental Authorities and Governmental Approvals, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          To the Knowledge of Seller, (i) the health care practitioners or facilities with which the Company contracts for fees for the benefit of its customers (each, a “Provider”) have been properly credentialed in all material respects, and (ii) the Company has received no written notice from any state or federal program or any health maintenance organizations or other third party reimbursement or payment program (the “Payment Programs”) to terminate any such Provider as a result of such Provider having been suspended or terminated from any such Payment Program.

(c)          The Company has developed and implemented reasonable and appropriate administrative, technical, and physical safeguards, including policies, procedures, and training programs, designed to protect against reasonably anticipated threats or hazards to the security or integrity of electronic protected health information (as such term is defined in 45 C.F.R. 160.103) to ensure compliance with the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and any implementing regulations promulgated thereunder (collectively, “HIPAA”), and other applicable Laws which protect or regulate the privacy, security, integrity, accuracy, transmission, storage or disclosure of individual medical records which it generates, receives or maintains, and has trained officers, employees, contractors, and other staff members to oversee and participate in the functioning of such compliance plan as required by HIPAA and other applicable Laws, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(d)          To the Knowledge of Seller, the Company has not violated any applicable condition of participation in any federal or state payment program with which the Company has contracted, and the Company has been in compliance in all material respects with all other applicable Health Care Laws (excluding from Health Care Laws for purposes of this sentence conditions of participation), orders, policies, standards and manuals or other interpretations promulgated by federal or state healthcare program contracting agencies applicable to its business, properties, rights or assets, except where such violations or failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(e)          Neither Seller nor the Company has received written notice from any Governmental Authority alleging, and, to the Knowledge of Seller, no investigation or review of the Company by any Governmental Authority is pending or threatened with respect to, any material violation during the past three (3) years of any applicable Law. The Company has heretofore made available to Buyer complete and correct copies of all written notices received by the Company from any Governmental Authority alleging any material violation under any applicable Law that the Company has received during the past three (3) years.

STRICTLY CONFIDENTIAL

(f)          To the Knowledge of Seller, neither the Company nor any Person acting at the Company’s direction, has (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) otherwise made or paid any improper foreign payment (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended) or violated the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(g)          To the Knowledge of Seller, the Company is, and during the past three (3) years has been, in material compliance with all applicable Health Care Laws. Without limiting the generality of the foregoing, during the past three (3) years, to the Knowledge of Seller, no equityholder, director, officer, employee, agent or consultant of the Company: (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been debarred, excluded or suspended from participating in any federal or state health care program (as such terms are defined by the Social Security Act) or from receiving a contract or subcontract paid in whole or in part by federal or state funds; (iii) is or has been a party to a corporate integrity agreement, corporate compliance agreement or other settlement agreement with the Office of the Inspector General of the United States Department of Health and Human Services, the Centers for Medicare & Medicaid Services, the United States Department of Justice, any Medicaid Fraud Control Unit, or any state Attorney General, as a result of an alleged violation of any Health Care Law; (iv) has been convicted of any criminal offense under any Health Care Law; (v) is or has been a party to litigation concerning any of the matters described in clauses (i) through (iv) above; or (vi) is and has not been identified on any “watch list” maintained by any federal Governmental Authority, including under the USA Patriot Act or by the Office of Foreign Assets Control.

(h)          To the Knowledge of Seller, the Company has not been required or obligated to notify any Governmental Authority within the past three (3) years of any breach of security involving, or unauthorized misappropriation, access or use of, any personally identifiable information, personal information or personal data.

3.13.        Licenses. The Company possesses all Governmental Approvals necessary to carry on its business in the manner presently conducted, except where failures to possess such Governmental Approvals would not, individually or in the aggregate, have a Material Adverse Effect.

3.14.        Real Property.

(a)          The Company owns no Real Property.

(b)          Section 3.14(b) of the Disclosure Schedules sets forth a true and complete list of: (i) the address of each parcel of Leased Real Property, (ii) the current lessor of each parcel of Leased Real Property, and (iii) all leases and subleases for each such parcel of Leased Real Property (collectively, the “Leases”).

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3.15.       Taxes.

(a)        (i) All Tax Returns showing material Taxes to be due and payable that were required to be filed on or before the Execution Date by or on behalf of the Company have been filed (or extensions have been duly obtained), (ii) all such Tax Returns were correct and complete in all material respects when filed, (iii) all material Taxes shown to be due and payable on such Tax Returns have been paid, and (iv) there are no material Liens, except for Permitted Encumbrances, for Taxes upon any of the assets of the Company.

(b)       All material Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been duly paid to the proper Tax Authority.

(c)        No material deficiencies for Taxes of the Company have been claimed, proposed or assessed in writing by any Tax Authority. There is no pending or, to the Knowledge of Seller, threatened Proceeding concerning any Tax liability against the Company by any Tax Authority in writing, which Proceeding would result in the payment by the Company of material Taxes.

(d)       The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)        The Company is not a party to any Tax allocation or sharing agreement, other than any such agreements included in contracts entered into in the Ordinary Course of Business and not primarily relating to Taxes.

(f)        The representations and warranties made in this Section 3.15 refer only to the past activities of the Company and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax Period (or portion thereof) beginning after or any Tax position taken after, the Closing Date.

3.16.      Employee Benefits.

(a)          Section 3.16(a) of the Disclosure Schedules sets forth a true and complete list of each Employee Benefit Plan maintained by, or on behalf of, the Company. Seller has made available to Buyer copies of each such Employee Benefit Plan, including all amendments thereto.

(b)          To the Knowledge of Seller, there are no pending investigations by any Governmental Authority involving any such Employee Benefit Plan. There are no pending claims (except for claims for benefits payable in the normal operations of any such Employee Benefit Plan) or Proceedings, at law or in equity, against any such Employee Benefit Plan asserting any rights or claims to benefits under any such Employee Benefit Plan, in each case the adverse outcome of which would, individually or in the aggregate, have a Material Adverse Effect.

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(c)        Each such Employee Benefit Plans has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws. All contributions, reserves or premium payments required to be made or accrued as of the date hereof with respect to the Benefit Plans have been timely paid or accrued by the Company. The Company has satisfied all material reporting and disclosure requirements under the Code and ERISA that are applicable to the Benefit Plans.

(d)          There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, other than any such transactions that are covered by a statutory or administrative exemption.

(e)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, or (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee under any such Employee Benefit Plan.

3.17.    Labor Matters.

(a)          There are no collective bargaining agreements or other labor union Contracts applicable to the Employees.

(b)          The Company has complied with all Laws relating to the employment of labor at all times during the two (2) year prior to the Execution Date, except where failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

(c)          There are no pending or, to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns or lockouts against the Company by any Employees, and there are no pending unfair labor practice charges, grievances or complaints filed or, to the Knowledge of Seller, threatened to be filed with any Governmental Authority based on employment or termination of employment of any individual by the Company.

(d)          To the Knowledge of Seller, no Employee has an ongoing workers’ compensation claim.

3.18.     Environmental Matters.

(a)          To the Knowledge of Seller, the Company is in compliance with all applicable Environmental Laws.

(b)          To the Knowledge of Seller, no Hazardous Substances have been released into the environment in violation of any applicable Environmental Laws, or in quantities exceeding the reportable quantities as defined under Environmental Laws, at any Leased Real Property as a result of the acts of the Company.

(c)          The Company has not received during the two (2) years prior to the Execution Date any written notice of any actual or alleged material violation of any Environmental Laws, or any material liabilities or potential material liabilities, including any investigatory, remedial or corrective obligations, relating to the Company Business.

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3.19.         Insurance. Section 3.19 of the Disclosure Schedules contains an accurate and complete list of all material policies of fire, liability, workers’ compensation, property, casualty, business interruption, D&O, E&O, cyber and data privacy, and other forms of insurance owned or held by the Company as of the date hereof. All such policies are in full force and effect as of the Execution Date and will continue in effect until the Closing (or if such policies are canceled or lapse prior to the Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business to the extent available on commercially reasonable terms). As of the Execution Date, (a) no notice of cancellation or termination has been received by the Company with respect to any such policy and (b) the Company is not in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy.

3.20.         Related Party Transactions. There is no material indebtedness (in excess of $10,000 in the aggregate) owed by the Company to Seller or any individual related by blood, marriage or adoption to Seller. Neither Seller, nor any individual related by blood, marriage or adoption to Seller, (a) is a party to any agreement, contract or transaction with the Company, or (b) has any interest in any property used by the Company (including any proprietary or intellectual property rights), other than in his or her capacity as a shareholder, director, officer or employee of the Company and/or CMC.

3.21.         Brokers and Finders. Except for Moelis & Company LLC, whose fees shall be paid by Seller, no agent, broker, investment banker, intermediary, finder or firm acting on behalf of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from the Company in connection with the execution and delivery of this Agreement, Seller’s performance hereunder, or the consummation of the transactions contemplated hereby.

3.22.         Disclaimer of Other Representations and Warranties. Except as expressly set forth in this ARTICLE III, none of Seller, the Company, nor any other Person has made or makes any representation or warranty, express or implied, either written or oral, at law or in equity, in respect of Seller or the Company or the Company’s assets, liabilities or operations, including with respect to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its agent and representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer, jointly and severally, hereby represents and warrants to Seller, as of the Execution Date, as follows:

4.1.          Organization and Good Standing. Each Buyer Entity is a corporation (a) duly incorporated, validly existing and in good standing under the Laws of California, (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, and (c) is duly qualified and in good standing to transact business in each U.S. jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby.

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4.2.          Authority and Enforceability. Each Buyer Entity has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Buyer Entity, its performance hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Buyer Entity. This Agreement has been duly executed and delivered by each Buyer Entity and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of each Buyer Entity, enforceable against each such Buyer Entity in accordance with its terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding may be brought.

4.3.          Non-Contravention. The execution and delivery of this Agreement by each Buyer Entity does not, and each Buyer Entity’s performance hereunder and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the articles of incorporation or bylaws of either Buyer Entity, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Contract to which either Buyer Entity is party or by which either of Buyer Entity’s assets are bound, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, (c) violate any Law or Order of any Governmental Authority applicable to either Buyer Entity, except where such violations would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby, or (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to either Buyer Entity, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.4.          Consents. The execution and delivery by each Buyer Entity of this Agreement, each Buyer Entity’s performance hereunder, and the consummation of the transactions contemplated hereby do not require any Consent under any Contract to which either Buyer Entity is a party or by which either of Buyer Entity’s assets are bound or any Governmental Approval, except where the failure to obtain any such Governmental Approval would not, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

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4.5.          Litigation. There is no Proceeding, at law or in equity, pending against or, to the Knowledge of Buyer, threatened against or affecting either Buyer Entity, nor is there any Order of any Governmental Authority or arbitrator outstanding against either Buyer Entity, in each case the adverse outcome or effect of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.6.          Financial Capability. Buyer currently has, and at all times prior to the Closing will have, sufficient immediately available U.S. funds to enable Buyer to make payment of the aggregate amount of the Purchase Price, Company Expenses and the Buyer Post-Closing Adjustment Escrow Amount in full, to permit Buyer to perform in a timely manner all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Buyer’s ability to consummate the transactions contemplated by this Agreement is not contingent upon its ability to obtain any financing whatsoever, including from any parent entity or from any third party financing sources.

4.7.          Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and excluding the effect of any inaccuracy of the representations and warranties contained in ARTICLE III: (a) each Buyer Entity has not incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of such Buyer Entity shall exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of each Buyer Entity, at a fair valuation, shall exceed its respective debts (including the probable amount of all contingent liabilities), and (c) each Buyer Entity shall not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with any of the transactions contemplated hereby with the intent to hinder, delay or defraud present or future creditors of either Buyer Entity or any of its Affiliates.

4.8.          Independent Investigation; Investment Intent. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Buyer has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Company which it has deemed necessary for its evaluation of the transactions contemplated hereby. Buyer expressly confirms that (a) Seller and the Company has given Buyer such access to the key employees, documents and facilities of the Company as Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of Buyer’s evaluation, negotiation and implementation of the transactions contemplated hereby, and (b) Seller, the Company and the Company’s representatives have answered to Buyer’s full and complete satisfaction all inquiries that Buyer and its representatives have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby. Buyer is acquiring the Shares for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof or with any present intention of distributing or selling the Shares. Buyer understands and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available thereunder, and without compliance with other state, local and non-US securities laws, in each case, to the extent applicable.

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4.9.          Brokers and Finders. No agent, broker, investment banker, intermediary, finder or firm acting on behalf of either Buyer Entity is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the execution and delivery of this Agreement, Buyer’s performance hereunder, or the consummation of the transactions contemplated hereby.

4.10.         Disclaimer of Other Representations and Warranties. Except as expressly set forth in this ARTICLE IV, Buyer has not made or does not make any representation or warranty, express or implied, either written or oral, at law or in equity, in respect of Buyer or Buyer’s assets, liabilities or operations, including with respect to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller and its agents and representatives.

ARTICLE V

COVENANTS

5.1.          Cooperation. Each of Buyer and Seller shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement as soon as practicable following the Execution Date (including satisfaction, but not waiver of, the conditions to Closing set forth in ARTICLE VII and ARTICLE VIII). Each of Buyer and Seller shall cooperate with one another, and use all reasonable best efforts, to (a) procure all Consents and Governmental Approvals, complete and file all applications, notifications, filings and certifications, and satisfy all requirements prescribed by Law, in each case as necessary to consummate the transactions contemplated hereby, and (b) effect the other transactions contemplated by this Agreement at the earliest practicable date consistent with the terms hereof. Between the Execution Date and the Closing Date, Seller shall use Commercially Reasonable Efforts to facilitate meetings between Buyer and IEHP and between Buyer and primary care physicians under contract with the Company, in each case as may be requested from time to time by Buyer with reasonable advance notice to Seller, it being understood that in no event shall any such meetings be deemed a condition to Closing.

5.2.          Access. Between the Execution Date and the Closing Date, Seller shall cause the Company to afford the employees and authorized agents and representatives of Buyer, at Buyer’s sole expense, and under the supervision of the Company’s personnel, reasonable access, during normal business hours, to the personnel, premises, properties, books and records, and financial, operating and other data of the Company as Buyer may reasonably request upon reasonable advance notice to Seller; provided, that, Seller shall not be required to cause the Company to take any action that would unreasonably disrupt the Company’s ordinary course operations. The foregoing shall not require Seller to cause the Company to permit any inspection, or to disclose any information, that in Seller’s reasonable judgment may result in the waiver of any attorney-client privilege, the disclosure of any protected intellectual property of any third party, or the violation of any of its or the Company’s obligations with respect to confidentiality. All requests for information made pursuant to this Section 5.2 shall be directed by Buyer to Moelis & Company LLC or an officer of the Company as may be designated from time to time by Seller to receive such requests. Buyer is expressly not permitted to make such requests directly to the Company, including any of the Company’s employees, without Seller’s express consent. In addition, Buyer is expressly not permitted to make contact directly with third parties that have contractual or other business relationships with the Company regarding the transactions contemplated by this Agreement without Seller’s express consent.

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5.3.          Conduct of Business. From the Execution Date to the earlier of the Closing Date and the termination of this Agreement, except (i) as otherwise contemplated, required or permitted by this Agreement, (ii) as may be required by applicable Law, (iii) as required by a Governmental Authority of competent jurisdiction, and (iv) to the extent Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Seller agrees as to itself and the Company that:

(a)          Seller shall cause the Company to carry on the Company Business in the Ordinary Course of Business in all material respects and use all Commercially Reasonable Efforts to preserve intact the Company’s business organization and relationships with customers, suppliers and others having material business relationships with it; provided, however, that no action by the Company with respect to matters specifically addressed by any provision of Section 5.3(b) shall be deemed a breach of this Section 5.3(a) unless such action would constitute a breach of one or more of the provisions of Section 5.3(b).

(b)         Seller shall cause the Company not to take any of the following actions:

(i)          amend the Company’s articles of incorporation or bylaws;

(ii)         issue, sell or otherwise dispose of any of its Shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Shares;

(iii)        engage in any recapitalization, reclassification, stock split or like change in its capitalization;

(iv)       incur any indebtedness for borrowed money, except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

(v)         purchase or sell any assets, except in the Ordinary Course of Business;

(vi)        acquire by merger, or by purchase of a substantial portion of the assets or stock of, any Person;

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(vii)       enter into any Major Contract, or waive any material right under, or enter into a material amendment of, any existing Major Contract, except in the Ordinary Course of Business;

(viii)      except in the Ordinary Course of Business, increase in any material respect the compensation of the Employees, taken as a whole, or enter into, amend or terminate in any material respect any Employee Benefit Plan or employment agreement, in either case with respect to any Employee (other than awarding a sale bonus to an Employee in connection with the transactions contemplated by this Agreement, so long as any such sale bonus is included in “Company Expenses”);

(ix)         adopt any material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements; or

(x)         enter into any agreement to do any of the foregoing.

(c)          For the avoidance of doubt, nothing in this Section 5.3 shall prohibit or restrict in any manner the distribution of cash and cash equivalents from the Company to Seller prior to the Closing.

5.4.          Alternative Transactions. Seller agrees that (a) from the Execution Date to the earlier of the Closing Date or the termination of this Agreement, Seller shall not seek or encourage any inquiry, proposal or offer from, participate in any discussions or negotiations with, or furnish or provide any information to, any Person, other than Buyer or its Affiliates or their respective officers, employees, agents and representatives, relating to an Alternative Transaction, and (b) Seller shall, and each shall cause his representatives, directors, officers, agents and employees to, immediately terminate all such discussions or negotiations that may be in progress as of the Execution Date. For the avoidance of doubt, any communication by Seller, or any of his representatives, directors, officers, agents and employees, to any Person solely for the purpose of declining or otherwise terminating any such discussions or negotiations shall not be deemed a violation of this Section 5.4.

5.5.          Supplement to Disclosure Schedules. From time to time up to and including the date that is five (5) Business Days prior to the Closing, Seller may supplement or amend the Disclosure Schedules hereto with respect to any matter arising hereafter or of which Seller becomes aware after the Execution Date (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in ARTICLE VII have been satisfied; provided, however, if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to any matter reflected on such Schedule Supplement and, further, shall have irrevocably waived its right to indemnification under Section 10.2(a) with respect to any such matter.

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5.6.          Publicity. Any public announcement, whether by press release or otherwise, with respect to this Agreement or the transactions contemplated hereby, including the existence, subject matter or terms and conditions of this Agreement, shall be mutually approved by Buyer and Seller, except to the extent otherwise required by applicable Law.

5.7.          Directors’ and Officers’ Indemnification and Insurance; Tail/Run-Off Insurance. For a period of not less than six (6) years from the Closing Date, Buyer shall use its Commercially Reasonable Efforts to cause the Company to exculpate, indemnify, advance expenses to and hold harmless all of its past and present directors, officers, employees and agents for any acts or omissions occurring at or prior to the Closing in accordance with the Company’s articles of incorporation or bylaws in effect as of the Execution Date. In the event that any claim for indemnification or advancement of expenses is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in accordance with the Company’s articles of incorporation or bylaws in effect as of the Execution Date shall continue until such claim is disposed of or all Orders of any Governmental Authorities in connection with such claim are fully satisfied. Following the Closing, Buyer shall cause the Company to continue to maintain in effect directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) for a period of at least six (6) years from and after the Closing Date for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as protective to such covered persons as provided in such existing D&O Insurance, and including coverage in respect of acts or omissions occurring at or prior to the Closing. Prior to the Closing, the Company shall purchase tail/run-off insurance coverage for its directors’ and officers’ liability and errors and omissions liability insurance policies with a claims period covering the six (6)-year period following the Closing Date for acts and omissions occurring prior to the Closing Date, in each case (x) to the extent such tail/run-off insurance can be purchased on commercially reasonable terms and (y) subject to the terms and conditions of such insurance policies. Prior to the Closing, the Company shall purchase tail/run-off insurance coverage for its cyber insurance policy with a claims period covering the one (1)-year period following the Closing Date for acts and omissions occurring prior to the Closing Date, (x) to the extent such tail/run-off insurance can be purchased on commercially reasonable terms and (y) subject to the terms and conditions of such insurance policy.

5.8.        Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

(a)         Tax Indemnification.

(i)          Seller shall, pursuant to the terms of Section 10.3(a)(ii), indemnify and hold Buyer and its Affiliates harmless from and against (A) all income Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (B) any and all income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (C) any and all income Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring (other than an event or transaction of Buyer or its Affiliates) before the Closing, provided, that, Seller shall have no obligation to indemnify Buyer or its Affiliates for any income Taxes resulting from (x) any transactions occurring on the Closing Date after the Closing outside of the Ordinary Course of Business, or (y) any breach by Buyer of Section 5.8(g); provided, however, that in the case of clauses (A), (B) and (C) above, Seller shall be liable only to the extent that such income Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Financial Statements, as such reserve is adjusted from time to time through the Closing consistent with past practice of the Company in filing its Tax Returns and as such reserve may be adjusted in the final determination of Closing Working Capital pursuant to Section 2.3.

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(ii)         Buyer shall, pursuant to the terms of Section 10.3(b), indemnify and hold Seller and its Affiliates harmless from and against all income Taxes (or the non-payment thereof) relating to the income or activities of the Company for all taxable periods that are not Pre-Closing Tax Periods.

(iii)        If a claim shall be made by any Tax Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a party pursuant to this Section 5.8, the procedures set forth in Section 10.3 shall apply.

(b)         Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c)          Responsibility for Filing Post-Closing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. To the extent relating to a Pre-Closing Tax Period (i) all such Tax Returns shall be prepared and filed by Buyer in a manner consistent with past practice, except as required by a change in applicable Law; and (ii) Buyer shall provide Seller with at least fifteen (15) Business Days to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller.

(d)          Cooperation on Tax Matters. Each of Buyer and Seller shall, and Buyer shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to the Company and any audit, litigation or other Proceeding with respect to Taxes, including any Tax Claim. Such cooperation shall include the retention and (upon the request of the other party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and Buyer shall cause its Affiliates, (A) to retain all books and records with respect to Tax matters relating to the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller shall, and Buyer shall cause its Affiliates to, allow such party to take possession of such books and records. Buyer and Seller further agree, upon request, to use, and Buyer shall cause its Affiliates to use, their respective Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by this Agreement).

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(e)          Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company, other than any such agreements included in contracts entered into in the Ordinary Course of Business and not primarily relating to Taxes, shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f)          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Buyer. Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(g)         Amended Returns and Retroactive Elections. Buyer shall not, and shall not cause or permit Company to, (i) amend any Tax Returns filed with respect to any Tax Period ending on or before the Closing Date or with respect to any Straddle Period, or (ii) make any Tax election that has a retroactive effect to any such Tax Period or Straddle Period, in each case without the prior written consent of Seller.

(h)          Refunds and Tax Benefits. Any income Tax refunds that are received by Buyer or Company, and any amounts credited against income Tax to which Buyer or Company become entitled, that relate to income Tax Periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that Buyer shall be liable only to the extent that such income Taxes are in excess of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) on the face of the Financial Statements, as such asset is adjusted from time to time through the Closing consistent with past practice of the Company in filing its Tax Returns and as such asset may be adjusted in the final determination of Closing Working Capital pursuant to Section 2.3.

5.9.         Books and Records.

(a)          Prior to the Closing Date, CMC shall transfer to the Company all books, records and assets used by or relating to the Company in the possession of CMC, primarily consisting of the employee records of Transfer Eligible Employees.

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(b)          From and after the Closing, Buyer shall, and shall cause the Company to, retain all books and records relating to the Company for a period of six (6) years after the Closing Date. In addition to the foregoing, from and after the Closing, Buyer shall, and shall cause the Company to, afford Seller and its counsel, accountants and other authorized agents and representatives, during normal business hours, upon reasonable notice and upon the execution and delivery of a confidentiality agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax matters), and subject to HIPAA compliance (including the execution and delivery of Buyer’s standard business associate agreement), reasonable access to the personnel, books, records and other data relating to the Company and any New Employees in its and its Affiliates’ possession or employment, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (i) to facilitate the investigation, litigation and final disposition of any claims or audits which may have been or may be made against any such party or its Affiliates, (ii) for the preparation of Tax Returns and other documents and reports that such party or its Affiliates are required to file with Governmental Authorities, (iii) for accounting purposes, and (iv) for any other reasonable business purpose related to Seller’s pre-Closing ownership and operation of the Company, this Agreement, or the transactions contemplated hereby. The foregoing shall not require any party to permit any inspection, or to disclose any information, that in its reasonable judgment, upon the advice of outside counsel, is reasonably likely to result in the waiver of any attorney-client privilege.

(c)          Seller may retain (i) CD copies of the materials included in any data room in connection with the Auction and the transactions contemplated by this Agreement, together with CD copies of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from other persons in connection with the Auction and the transactions contemplated by this Agreement (and the same may be removed from the Company by Seller prior to the Closing), and (iii) copies of all consolidated and combined financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements or the Estimated Closing Statement.

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(d)          Buyer and Seller hereby agree and acknowledge that, if the transactions contemplated by this Agreement are consummated, all pre-Closing communications in any form or format whatsoever between the Company and its advisors that relate in any way to the Auction or the negotiation, documentation, execution or consummation of the transactions contemplated by this Agreement or, prior to the Closing, any dispute arising under this Agreement (collectively, but only to the extent that they so relate, the “Deal Communications”), shall be deemed to be retained and owned by Seller (and the same may be removed from the Company by Seller prior to the Closing). All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller and shall not pass to or be claimed by Buyer or the Company; provided, however, that nothing contained herein shall be deemed to be a waiver by the Company of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. For the avoidance of doubt, Privileged Deal Communications may not be used by Buyer or the Company (or any Buyer Indemnified Party) against Seller in connection with any dispute arising under this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than Seller, on the other hand, Buyer or the Company may assert the attorney-client privilege to prevent the disclosure of Privileged Deal Communications to such third party; provided, however, that neither Buyer nor the Company may waive such privilege without the prior written consent of Seller. In the event that Buyer or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify Seller in writing so that Seller can seek a protective order, and Buyer agrees to use, and agrees to cause the Company to use, all Commercially Reasonable Efforts to assist therewith. To the extent that any pre-Closing files or other materials maintained by the Company’s counsel, MTO, constitute Deal Communications, following the Closing, only Seller shall hold such property rights in such Deal Communications, and such counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications to Buyer or the Company following the Closing by reason of any attorney-client relationship between such counsel, on the one hand, and the Company, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. Buyer agrees, on behalf of itself and, after the Closing, the Company, (x) to the extent that it or, after the Closing, the Company receives or takes physical possession of any Deal Communications, (i) such physical possession or receipt shall not, in any way, be deemed a waiver by Seller of the privileges or protections described in this Section 5.9(c), and (ii) it or the Company shall not assert any claim that Seller waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications solely by reason of such receipt or physical possession, and (y) not to seek to obtain the Deal Communications from Company’s counsel so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, Seller takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications. In the event that any copy, backup, image or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer or the Company (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause the Company not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or review any Residual Communications.

5.10.        Tangible Net Equity; Working Capital. From the Execution Date until the Closing Date (including after giving effect to the Closing), Seller shall cause the Company to maintain at all times (a) a positive tangible net equity (as defined in subdivision (c) of Section 1300.76 of Title 28 of the California Code of Regulations), and (b) a positive level of working capital (excess of current assets over current liabilities).

5.11.        MedPOINT Agreement. From and after the Closing, Buyer shall, during the MedPOINT Transition Period, cause the Company to fulfill all of its obligations arising from or related to the MedPOINT Agreement. In accordance with the terms of the MedPOINT Termination Agreement, the MedPOINT Agreement shall terminate as of the last day of the MedPOINT Transition Period. Buyer and Seller shall, no later than three (3) Business Days prior to the last day of the MedPOINT Transition Period, provide the Escrow Agent with joint written instructions to deliver to MedPOINT, on the last day of the MedPOINT Transition Period (or if such day is not a Business Day, the first Business Day following such day), an amount equal to the MedPOINT Termination Fee, by wire transfer in immediately available U.S. funds drawn from the MedPOINT Escrow Account, to the MedPOINT account reflected in Company Expenses Schedule. No later than the second (2nd) Business Day following the exhaustion of all funds from the MedPOINT Escrow Account, Buyer and Seller shall provide the Escrow Agent with joint written instructions to terminate the MedPOINT Escrow Account. All fees, costs and expenses of the Escrow Agent in connection with the MedPOINT Escrow Account shall be split evenly by Buyer and Seller.

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5.12.        Non-Competition; Non-Solicitation. During the Restricted Period, Seller shall not (a) provide services to (whether as a director, officer, employee or consultant), or acquire any interest in, (i) any independent physicians association that provides professional services to health maintenance organization plan members in the Restricted Territory through a network of independent primary care and specialty care physicians (each, an “IPA”) or (ii) a management company that provides services to an IPA, or (b) solicit the employment of any New Employee then currently employed by the Company or employed by the Company during the six (6) preceding months of such solicitation, it being understood that a New Employee responding to a general solicitation for employment not specifically directed at such New Employee shall not be deemed to be a breach of this Section 5.12.

5.13.         Non-Disparagement. During the Restricted Period, Seller shall not make any disparaging statements about the Company or any of its directors, officers or employees. During the Restricted Period, Buyer shall not, and Buyer shall cause its directors, officers and employees and the Company and its directors, officers and employees not to, make any disparaging statements about Seller. For purposes of this Section 5.13, a disparaging statement includes any communication which, if communicated to another, would cause or tend to cause the recipient of the communication to question the honesty, reputation, integrity, trustworthiness, competence, skill, judgment, goodwill, experience or good character of, or otherwise embarrass, the subject to whom or which the communication relates (whether or not such disparaging statement legally constitutes libel or slander). Notwithstanding the foregoing, it shall not be deemed a breach of this Section 5.13 for a Person to make a truthful statement required to be made in connection with a Proceeding involving Buyer, Seller, the Company, this Agreement or the transactions contemplated hereby.

5.14.        Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5.15.        Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company, Buyer has received from Seller and its representatives certain (a) projections and other forecasts and (b) business plan information. Buyer acknowledges that (w) there are uncertainties inherent in attempting to make any projections and other forecasts and plans, (x) Buyer is familiar with such uncertainties, (y) Buyer is taking full responsibility for making its own evaluation of the adequacy and, except as expressly set forth in ARTICLE III, accuracy of all projections and other forecasts and plans so furnished to it, and (z) except in connection with a breach of ARTICLE III, which is governed by ARTICLE X, Buyer shall have no claim against any Person with respect thereto. Accordingly, except as expressly set forth in ARTICLE III, Buyer acknowledges that Seller has not made, and is not making, any representation or warranty with respect to such projections, forecasts or plans.

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ARTICLE VI

EMPLOYEE MATTERS

6.1.      Transferred Employees.

(a)          On the Closing Date, Seller shall cause Centurion Management Company, Inc. (“CMC”) to terminate the employment of each of its employees who provides services to the Company and is listed on Schedule 6.1 of the Disclosure Schedules, in each case effective as of the Closing (each, a “Transfer Eligible Employee”).

(b)          On the Closing Date, Seller shall cause CMC to pay to each Transfer Eligible Employee any PTO and vacation benefits that is accrued and outstanding as of the Closing Date.

(c)          Prior to the Closing, Buyer shall offer employment by the Company as of the Closing Date to each Transfer Eligible Employee, including each such Transfer Eligible Employee on vacation or leave of absence (including disability leave, medical leave, workers’ compensation leave or leave due to pregnancy), with such employment with the Company to commence on the Closing Date.

(d)          Each such offer of employment to a Transfer Eligible Employee shall offer such Transfer Eligible Employee the same or greater base pay provided by CMC as of the Execution Date and eligibility for employee benefit plans and programs on a basis substantially comparable to the plans offered to similarly situated employees of Allied. Each such employee shall be deemed to have accepted such offer of employment unless he or she affirmatively declines such offer. Such employees who accept, or are deemed to have accepted, such offers of employment shall be referred to herein collectively as “New Employees.”

(e)          The employment of each New Employee by the Company shall be considered effective, and his or her employment by CMC shall terminate and transfer to the Company, on the Closing Date.

6.2.      [Intentionally Omitted].

6.3.      Employee Benefits.

(a)          As of the Closing, the New Employees shall cease to be eligible participants in any Employee Benefit Plan maintained by CMC (collectively, the “CMC Plans”). Prior to Closing, Buyer shall provide Seller with a true and complete summary of the Employee Benefit Plans (such plans, the “Buyer Plans”) that Buyer shall cause the Company to offer to the New Employees effective as of the Closing Date in lieu of the CMC Plans.

(b)          For purposes of determining vesting, eligibility to participate and level of benefits under the Buyer Plans and for purposes of accruing vacation benefits and sick days under Buyer’s policies, Buyer shall ensure that each New Employee shall, subject to applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with CMC or its Affiliates to the same extent as such New Employee was entitled, immediately prior to the Closing, to such credit for service under a comparable CMC Plan; provided, that, the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

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(c)          In addition, and without limiting the generality of the foregoing, Buyer shall ensure that (i) each New Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Plans if such New Employee participated immediately prior to the Closing in a comparable CMC Plan, and (ii) for purposes of each Buyer Plan providing health, medical, dental, pharmaceutical and/or vision benefits to any New Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such New Employee and his or her covered dependents, unless such conditions would not have been waived under a comparable CMC Plan, and Buyer shall cause any eligible expenses incurred by such New Employee and his or her covered dependents during the portion of the plan year of the CMC Plan ending on the date such New Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, co-payment, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan, but only to the extent such expenses were incurred before the date such New Employee’s participation in the corresponding Buyer Plan is effective. Seller agrees to cause CMC to promptly transmit to Buyer, upon Buyer’s request, all information and data in CMC’s possession and reasonably necessary to allow Buyer to effectuate the intent of this Section 6.2(c).

(d)          All eligible claims incurred by New Employees or their covered dependents that relate to conditions or expenses arising prior to the Closing under the CMC Plans shall be covered by the CMC Plans, and all eligible claims incurred by New Employees or their covered dependents that relate to conditions or expenses arising on or after the Closing shall be covered by the Buyer Plans.

(e)          Buyer shall assume all Liabilities of New Employees to the extent they are accrued or reserved as a dollar amount in Closing Working Capital. In addition, Buyer shall assume all Liabilities arising from or related to (i) workers’ compensation claims related to current or former Employees of CMC, whether incurred prior to, on or after the Closing Date, to the extent such Liabilities are covered by a Workers’ Compensation Policy transferred or reissued to the Company at the Closing pursuant to Section 6.2(f) or otherwise covered by an existing workers’ compensation policy maintained for the benefit of the Company following the Closing, and (ii) any disability benefits payable to New Employees in accordance with applicable Laws.

(f)          As of the Closing, Seller and Buyer shall use their Commercially Reasonable Efforts to cause each insurance policy maintained by CMC that relates to workers’ compensation of New Employees (each such policy, a “Workers’ Compensation Policy”) to be transferred or reissued in the name of the Company, to the extent such policies can be transferred or reissued.

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6.4.          COBRA Coverage. On or after the Closing Date, Buyer shall provide continuation coverage required by Section 4980B of the Code and Sections 601 to 608 of ERISA to all New Employees (including their covered beneficiaries) who currently are or become qualified beneficiaries on or prior to the Closing.

6.5.          General. Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that (a) this ARTICLE VI is not intended to create an employment-related contract between Buyer, Seller, the Company or CMC, on the one hand, and any Employee of CMC, on the other, nor may any current or former Employee of CMC rely on this Agreement as the basis for any breach of any employment-related contract claim against Buyer, Seller, the Company or CMC, (b) nothing in this ARTICLE VI shall be deemed or construed to require Buyer or its Affiliates to continue to employ any particular New Employee for any period after the Closing, (c) nothing in this ARTICLE VI shall be deemed or construed to limit the Company’s right to terminate the employment of any New Employee at any time after the Closing, (d) nothing in this ARTICLE VI shall be construed as establishing or amending any Employee Benefit Plan, (e) nothing in this ARTICLE VI is intended to create any rights or obligations of any New Employee and no current or former Employee of CMC, no beneficiary or dependent thereof, and no other Person who is not a party to this Agreement, shall be entitled to assert any claims hereunder, and (f) except as expressly set forth in this ARTICLE VI, nothing in this shall be deemed or construed to create a successorship to any Employee Benefit Plan.

ARTICLE VII

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the Share Purchase and the other transactions contemplated by this Agreement, and to take the other actions to be taken by Buyer at the Closing, is subject to the fulfillment (or express written waiver by Buyer) of each of the following conditions:

7.1.          Representations and Warranties. The representations and warranties of Seller contained in ARTICLE III shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.2.          Covenants. Seller shall have complied in all material respects with all agreements, covenants and obligations required to be performed by Seller under this Agreement on or prior to the Closing; provided, however, that, with respect to agreements, covenants and obligations that are qualified by materiality, Seller shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

7.3.          Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the Share Purchase and the other transactions contemplated by this Agreement (each, a “Governmental Prohibition”), and no person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, have a Material Adverse Effect.

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7.4.          IEHP Approval. Seller shall have procured the written approval of IEHP (a) to its continued affiliation with the Company following the Closing as set forth in Section 12.12 of the IEHP Agreement, (b) to Buyer’s acquisition of ownership and control of the Company, (c) to maintain the IEHP Agreement with the Company in effect as of the Execution Date without imposing, by reason of the transactions contemplated by this Agreement, modifications, amendments or additional conditions to the IEHP Agreement, and (d) to Network Medical Management, Inc. (an Affiliate of Buyer), on and following the termination of the MedPOINT Agreement as provided in Section 5.11, providing services to the Company substantially similar to services currently provided to the Company by MedPOINT (collectively, the “IEHP Approval”).

7.5.          MedPOINT Termination Agreement. The Company and MedPOINT shall have executed an agreement (the “MedPOINT Termination Agreement”) for the termination of the MedPOINT Agreement as of the last day of the MedPOINT Transition Period on terms and conditions satisfactory to Seller in Seller’s sole and absolute discretion, including Seller’s satisfaction of the amount of any termination fee required to be paid by the Company to MedPOINT (which shall be reflected in Company Expenses and paid in accordance with Section 5.11); provided, that, the MedPOINT Termination Agreement shall, as of the last day of the MedPOINT Transition Period, fully release the Company of any and all claims arising from or related to the MedPOINT Agreement (other than any termination fee that may be payable by the Company as reflected in the MedPOINT Termination Agreement).

7.6.          Seller’s Closing Deliveries. Seller shall have delivered to Buyer the deliveries set forth in Section 2.5(a).

ARTICLE VIII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to consummate the Share Purchase and the other transactions contemplated by this Agreement, and to take the other actions to be taken by Seller at the Closing, is subject to the fulfillment (or express written waiver by Seller) of each of the following conditions:

8.1.          Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which need only be true and correct as of such date), except in each case, where failures of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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8.2.         Covenants. Buyer shall have complied in all material respects with all agreements, covenants and obligations required to be performed by Buyer under this Agreement on or prior to the Closing; provided, however, that, with respect to agreements, covenants and obligations that are qualified by materiality, Buyer shall have performed such agreements, covenants and obligations, as so qualified, in all respects.

8.3.         Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition, and no person shall have instituted any Proceeding seeking any Governmental Prohibition that, if enacted, issued, promulgated, enforced or entered, would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by Buyer of Buyer’s obligations hereunder or the consummation of the Share Purchase and the other transactions contemplated hereby.

8.4.         IEHP Approval. Seller shall have procured the IEHP Approval.

8.5.         MedPOINT Termination Agreement. The Company and MedPOINT shall have executed the MedPOINT Termination Agreement for the termination of the MedPOINT Agreement as of the last day of the MedPOINT Transition Period on terms and conditions satisfactory to Seller in Seller’s sole and absolute discretion, including Seller’s satisfaction of the amount of any termination fee required to be paid by the Company to MedPOINT (which shall be reflected in Company Expenses and paid in accordance with Section 5.11); provided, that, the MedPOINT Termination Agreement shall, as of the last day of the MedPOINT Transition Period, fully release the Company of any and all claims arising from or related to the MedPOINT Agreement (other than any termination fee that may be payable by the Company as reflected in the MedPOINT Termination Agreement).

8.6.         Buyer’s Closing Deliveries. Buyer shall have delivered to Seller the deliveries set forth in Section 2.5(b) and Section 2.5(d).

ARTICLE IX

TERMINATION

9.1.        Generally. This Agreement may be terminated by mutual written consent of Buyer and Seller or by written notice given prior to the Closing in the manner provided as follows:

(a)          by Buyer to Seller if any of the conditions set forth in Article VII (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before the date that is six months after the Execution Date (or such other date as may have been mutually agreed upon in writing by Buyer and Seller) (the “Drop-Dead Date”); provided, that, such failure to be satisfied is not caused by Buyer’s material breach of this Agreement;

(b)          by Seller to Buyer if any of the conditions set forth in ARTICLE VIII (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before the Drop-Dead Date; provided, that, such failure to be satisfied is not caused by Seller’s material breach of this Agreement;

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(c)          by Buyer to Seller if Seller shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 7.1 or Section 7.2 and such breach shall not have been cured within thirty (30) calendar days after receipt by Seller of written notice of such breach from Buyer; provided, however, that Buyer is not then in material breach of this Agreement;

(d)          by Seller to Buyer if Buyer shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 8.1 or Section 8.2 and such breach shall not have been cured within thirty (30) calendar days after receipt by Buyer of written notice of such breach from Seller; provided, however, that Seller is not then in material breach of this Agreement; or

(e)          by Buyer to Seller, or Seller to Buyer, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition that has become final and nonappealable; provided, that, the Person seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not have breached this Agreement, which breach is the proximate cause of, or resulted in, such Governmental Prohibition;

9.2.         Effect of Termination. The rights of termination under Section 9.1 are in addition to any other rights Buyer or Seller may have under this Agreement and the exercise of a right of termination shall not be deemed to be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of Buyer and Seller under this Agreement will terminate, except that the obligations set forth in Section 5.6 (Publicity), this Section 9.2 (Effect of Termination), and ARTICLE XI (Miscellaneous) (other than Section 11.1 (Further Assurances) and Section 11.6 (Enforcement)) shall survive the termination of this Agreement; provided, however, that (a) if this Agreement is properly terminated by Buyer pursuant to Section 9.1 due to a material and intentional breach of this Agreement by Seller or due to Seller’s Fraud, Buyer’s right to pursue remedies (consistent with this Agreement) for such breach shall survive such termination unimpaired, and (b) if this Agreement is properly terminated by Seller pursuant to Section 9.1 due to a material and intentional breach of this Agreement by Buyer or due to Buyer’s Fraud, Seller’s right to pursue remedies (consistent with this Agreement) for such breach shall survive such termination unimpaired.

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ARTICLE X

INDEMNIFICATION

10.1.         Survival. The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until the earlier of (a) the end of the eighteen (18)-month period immediately following the Closing Date and (b) the first date on which all funds are exhausted from the Indemnification Escrow Account. Immediately following the last day of such survival period (the “Survival End Date”), such representations and warranties shall expire automatically, except that the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.5 (Ownership of Shares) and Section 3.6 (Capitalization; Subsidiaries) (collectively, the “Seller Fundamental Reps”), and Section 4.1 (Organization and Good Standing) and Section 4.2 (Authority and Enforceability) (collectively, the “Buyer Fundamental Reps”) shall survive in perpetuity with respect only to the matters addressed therein and the representations and warranties contain in Section 3.15 (Taxes) (collectively, the “Tax Reps”) shall survive until thirty (30) days following the close of the applicable statute of limitations. The covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Closing Date. Covenants or agreements contained herein to be performed after the Closing shall survive until performed, and the indemnification obligations with respect thereto shall survive for a period of eighteen (18) months following performance, except as otherwise provided herein. If written notice of a claim has been given in accordance with Section 10.2(c) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

10.2.        General Indemnification. Subject to the other provisions set forth in this ARTICLE X (including the limits on indemnification set forth in Section 10.4):

(a)        By Seller. From and after the Closing, Seller shall indemnify, save and hold harmless Buyer and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Seller under ARTICLE III (other than any representation or warranty contained in Section 3.15 (Taxes)), or (ii) the breach of any covenant or agreement of this Agreement by Seller (other than any covenant or agreement contained in Section 5.8 (Tax Matters)); provided, that, (x) Seller shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the Buyer Indemnified Parties have made a proper claim for indemnification in accordance with Section 10.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 10.1, (B) with respect to a breach of a covenant or agreement to be performed on or prior to the Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the eighteen (18)-month period immediately following the date on which such covenant or agreement is to be performed, and (y) the sole recourse of any Buyer Indemnified Party for any and all Damages arising out of or resulting from matters set forth in Sections 3.15 and 5.8 shall be controlled by Section 10.3.

(b)       By Buyer. From and after the Closing, Buyer, jointly and severally, shall indemnify, save and hold harmless Seller and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Buyer under ARTICLE IV, (ii) the breach of any covenant or agreement of this Agreement by Buyer (other than any covenant or agreement contained in Section 5.8 (Tax Maters)), or (iii) the operation of the Company; provided, that, (x) Buyer shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the Seller Indemnified Parties have made a proper claim for indemnification in accordance with Section 10.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 10.1, (B) with respect to a breach of a covenant or agreement to be performed at or prior to the Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the eighteen (18)-month period immediately following the date on which such covenant or agreement is to be performed, and (y) the sole recourse of any Seller Indemnified Party for any and all Damages arising out of or resulting from matters set forth in Section 5.8 shall be controlled by Section 10.3.

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(c)        Procedure. Any party seeking indemnification under this Section 10.2 or under Section 10.3 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2 or under Section 10.3. The liability of an Indemnifying Party under this Section 10.2 or under Section 10.3 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 10.2 or under Section 10.3 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions (except as otherwise provided in Section 10.3(d) with respect to Tax Claims): if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.2 or under Section 10.3, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel and the Indemnifying Party shall be obligated to pay the reasonable fees and expense of such counsel; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel). If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this ARTICLE X, it shall act reasonably and in good faith and shall not so settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

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(d)         Definition of Damages. The term “Damages” means any and all actual, after-Tax, out-of-pocket losses, costs and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS THE OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY INDEMNIFIED PARTY HERETO FOR DAMAGES WITH RESPECT TO MENTAL OR EMOTIONAL DISTRESS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, SPECIAL, PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES.

(e)          Payment for indemnification obligations arising under this Section 10.2 shall be subject to the limitations set forth in Section 10.4.

10.3.    Tax Indemnification.

(a)          From and after the Closing, Seller shall indemnify, save and hold harmless the Buyer Indemnified Parties from and against, without duplication:

(i)          any and all Damages arising out of or resulting from the breach of any representation or warranty made by Seller pursuant to Section 3.15; provided, that, Seller shall not have any obligation hereunder with respect to any such breach unless the Buyer Indemnified Parties have made a claim for indemnification pursuant to this Section 10.3 with respect to such breach prior to the expiration of such representation or warranty as set forth in Section 10.1; and

(ii)         any and all Damages arising out of or resulting from any breach by Seller of any covenant contained in Section 5.8.

(b)          From and after the Closing, Buyer, jointly and severally, shall indemnify, save and hold harmless the Seller Indemnified Parties from and against, without duplication any and all Damages arising out of or resulting from the breach by Buyer of any covenant contained in Section 5.8.

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(c)        If a claim shall be made by any Tax Authority with respect to Taxes, which, if successful, might result in an indemnity payment to a party pursuant to this Section 10.3 (a “Tax Claim”), the notice provisions set forth in Section 10.2(c) shall apply.

(d)        With respect to any Tax Claim relating to a Tax Period ending on or prior to the Closing Date, Seller shall, upon written notification to Buyer, control all Proceedings and may make all decisions relating to such Tax Claim (including selection of counsel) at its own expense. Buyer and Seller shall jointly control all Proceedings relating to any Tax Claim for a Straddle Period. With respect to any Tax Claim relating to a Tax Period beginning after the Closing Date, Buyer shall control all Proceedings and may make all decisions relating to such Tax Claim (including selection of counsel) at its own expense. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such Proceeding.

(e)        Any payment for indemnification obligations made to Buyer arising under this Section 10.3 shall be deemed to be an adjustment to the Purchase Price.

(f)         Payment for indemnification obligations arising under this Section 10.3 shall be subject to the limitations set forth in Section 10.4.

10.4.      Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)          no amount shall be payable by Seller pursuant to Section 10.2(a)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(a)(i) exceeds $50,000, and then only for the amount by which such Damages exceed such threshold amount, it being understood that no individual claim for Damages of $10,000 or less shall count for purposes of determining whether Damages have exceeded such threshold amount; provided, however, that the limitations set forth in this Section 10.4(a) shall not apply to a breach of any Fundamental Representation, Tax Rep or covenant or obligation contained in (x) this Agreement or (y) any certificate delivered at the Closing pursuant hereto, or with respect to Fraud committed by Seller;

(b)          no amount shall be payable by Buyer pursuant to Section 10.2(b)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 10.2(b)(i) exceeds $50,000, and then only for the amount by which such Damages exceed such threshold amount, it being understood that no individual claim for Damages of $10,000 or less shall count for purposes of determining whether Damages have exceeded such threshold amount; provided, however, that the limitations set forth in this Section 10.4(b) shall not apply to a breach of any Fundamental Representation or covenant or obligation contained in (x) this Agreement or (y) any certificate delivered at the Closing pursuant hereto, or with respect to Fraud committed by Buyer;

(c)          the maximum aggregate amount of Damages for which indemnity may be recovered by the Buyer Indemnified Parties from Seller, other than pursuant to Section 10.2(a)(i) with respect to Seller Fundamental Reps, Tax Reps, the covenants of Seller set forth in Section 5.12 or 5.13, or Fraud committed by Seller, shall be an amount equal to the Indemnification Escrow Amount, and the total maximum aggregate amount of Damages for which indemnity may be recovered by the Buyer Indemnified Parties from Seller hereunder shall in no event exceed the total amount of consideration actually received by Seller pursuant hereto (the “Maximum Cap”);

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(d)          the maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Buyer, other than pursuant to Section 10.2(b)(i) with respect to Buyer Fundamental Reps, the covenants of Buyer set forth in Section 5.13, or Fraud committed by Buyer, shall be an amount equal to the Indemnification Escrow Amount, and the total maximum aggregate amount of Damages for which indemnity may be recovered by the Seller Indemnified Parties from Buyer hereunder shall in no event exceed the Maximum Cap;

(e)          the amount of any Damages claimed by any Buyer Indemnified Party hereunder shall be net of any allowances and reserves provided in the Financial Statements that are specifically identified with respect thereto;

(f)          the amount of any Damages claimed by any Buyer Indemnified Party hereunder shall be net of any insurance, indemnity, contribution or other payments or recoveries of a like nature with respect thereto (it being agreed that, promptly after the realization of any such reductions of Damages pursuant hereto, such Buyer Indemnified Party shall reimburse Seller for such reduction in Damages for which such Buyer Indemnified Party was indemnified prior to the realization of such reductions of Damages);

(g)          an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(h)          in determining the amount of indemnification due under Section 10.2 or 10.3, all payments shall be reduced by any Tax benefit recognized or reasonably expected to be recognized by the Indemnified Party in any Tax year in which or prior to which the Damages arise (or in any of the three (3) immediately succeeding Tax years), in each case on account of the underlying claim;

(i)          notwithstanding any provision to the contrary contained in this Agreement, in the event that an Indemnifying Party can establish that an Indemnified Party had actual Knowledge, on or before the Closing, of a breach of a representation, warranty or covenant of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Damages resulting from or arising out of such claim;

(j)          if an Indemnified Party recovers Damages from an Indemnifying Party under Section 10.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy;

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(k)          the sole and exclusive recourse for the payment of Damages to the Buyer Indemnified Parties pursuant to Section 10.2(a) (other than with respect to a breach of a Seller Fundamental Rep or Tax Rep by Seller, breach of a covenant of Seller set forth in Section 5.12 or 5.13, or Fraud committed by Seller, in each case as to which this Section 10.4(k) shall have no effect) shall be by payment from the Indemnification Escrow Account pursuant to the terms and conditions of the Escrow Agreement and Section 10.5;

(l)          any Liabilities that are reflected in Closing Working Capital and therefore reflected in Purchase Price pursuant to Section 2.2 and in the purchase price adjustment provisions of Section 2.3, or that are reflected in the post-Closing adjustment payment provisions of Section 2.7, are expressly excluded from the indemnification provisions of this Article X and the sole and exclusive recourse for any payment based on any such Liabilities shall be Section 2.3 and Section 2.7, as applicable; and

(m)          for purposes of this Article X, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect.

10.5.    Indemnification Escrow Account.

(a)          Any indemnification payment required to be made by Seller pursuant to Section 10.2(a) (other than with respect to a breach of a Seller Fundamental Rep or Tax Rep by Seller, breach of a covenant of Seller set forth in Section 5.12 or 5.13, or Fraud committed by Seller) shall only be recovered, if at all, from the Indemnification Escrow Account, to the extent any funds remain in the Indemnification Escrow Account, and not directly from Seller or any of its Affiliates. If all funds are exhausted from the Indemnification Escrow Account, neither Seller nor any of its Affiliates shall have any further obligation to make any indemnification payment pursuant to Section 10.2(a) (other than with respect to a breach of a Seller Fundamental Rep or Tax Rep by Seller, breach of a covenant of Seller set forth in Section 5.12 or 5.13, or Fraud committed by Seller). To the extent that any indemnification payment is required to be made by Seller pursuant to Section 10.2(a), or, if disputed, is required to be made by Seller after resolution of such dispute, Buyer and Seller shall promptly provide the Escrow Agent with joint written instructions to deliver to Buyer (for payment to the proper Buyer Indemnified Party) an amount equal to the lesser of the required payment and the aggregate amount remaining in the Indemnification Escrow Account, by wire transfer in immediately available U.S. funds drawn from the Indemnification Escrow Account, to the Buyer Account.

(b)          The Escrow Agreement shall provide that on the Business Day following the Survival End Date, the Escrow Agent shall deliver to Seller, and Buyer and Seller shall take all action necessary to cause the Escrow Agent to deliver to Seller, all funds remaining in the Indemnification Escrow Account by wire transfer in immediately available U.S. funds, to the Seller Account; provided, that, if on the Survival End Date, any good faith claim for indemnification from Seller by any Buyer Indemnified Party pursuant to Section 10.2(a) is outstanding, such amount as may be reasonably necessary to satisfy such claim shall not be distributed pursuant to the Escrow Agreement or this Section 10.5(b) for so long as such claim is outstanding. No later than the second (2nd) Business Day following the exhaustion of all funds from the Indemnification Escrow Account, Buyer and Seller shall provide the Escrow Agent with joint written instructions to terminate the Indemnification Escrow Account. All fees, costs and expenses of the Escrow Agent in connection with the Indemnification Escrow Account shall be split evenly by Buyer and Seller.

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10.6.        Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, its or his sole and exclusive remedy relating to the transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of Fraud) shall be pursuant to the indemnification provisions of this ARTICLE X. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action it or he may have against the other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective equityholders, directors, officers, employees and agents relating to the Company, the transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of Fraud).

10.7.        Mitigation. Each Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Damages for which it may claim indemnification under this ARTICLE X. To the extent that the operations of the Company after the Closing are determined by a court of competent jurisdiction to have contributed to or aggravated any Damages as to which indemnification is available under this ARTICLE X, the court shall ascertain the amount, if any, by which such operations have contributed to or aggravated any such Damages and may reduce Seller’s indemnification obligation by such amount.

ARTICLE XI

MISCELLANEOUS

11.1.        Further Assurances. Each party hereto shall use its Commercially Reasonable Efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.2.        Notices. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered by hand, by internationally recognized courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) to the parties at the following addresses:

If to Buyer:

c/o Allied Physicians of California IPA

1668 S. Garfield Ave, 2nd Fl.

Alhambra, CA 91801

Attention: Thomas S. Lam, M.D.,

CEO E-mail: thomas.lam@nmm.cc

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with a copy to (which shall not constitute notice):

Tin Kin Lee Esq.

Tin Kin Lee Law Offices

1811 Fair Oaks Ave.

South Pasadena, CA 91030

E-mail:     tlee@tinkinlee.com

If to Seller:

c/o Crown City Medical Group

2589 E. Washington Blvd. Pasadena, CA 91107

Attention: Dr. Kevin Tyson

E-mail:     kevintysonmd@gmail.com

with a copy to (which shall not constitute notice):

Munger, Tolles & Olson LLP

350 South Grand Avenue

50th Floor

Los Angeles, CA 90071

Attention: Mark H. Kim, Esq.

E-mail:     mark.kim@mto.com

or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

11.3.       Entire Agreement. This Agreement, including the Exhibit attached hereto, the Disclosure Schedules and any agreement, certificate, instrument or other document executed and delivered in connection herewith, and the Confidentiality Agreement, constitute the entire agreement and understanding of the parties hereto, and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any shareholder, director, officer, employee, agent, Affiliate or representative of either party hereto.

11.4.       Confidentiality. The disclosure of confidential or proprietary information (including the existence, subject matter and terms and conditions of this Agreement) by Seller or Buyer to the other pursuant to this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement, which shall be binding on both Buyer and Seller. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 11.4 shall nonetheless continue to be of full force and effect as to both Buyer and Seller.

11.5.       Governing Law. The parties hereto expressly agree that all the terms and conditions hereof shall be governed by and construed and enforced in accordance with the Laws of the State of California.

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11.6.        Enforcement. The parties hereto agree that prior to the Closing, money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them prior to the Closing, each of them shall, prior to the Closing, be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including specific performance, without bond or other security being required.

11.7.     Consent to Jurisdiction; Venue. Each party hereto hereby:

(a)          submits itself to the personal jurisdiction of (i) the courts of the State of California located in Los Angeles, California, and (ii) the United States District Court for the Central District of California, Los Angeles, with respect to any dispute arising out of this Agreement or any of the transactions contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute;

(b)         agrees that it or he will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and

(c)          agrees that it or he will not bring any action relating to this Agreement (or any transactions contemplated by this Agreement) in any court order than such courts referred to above.

11.8.       Transaction Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own fees, costs and expenses incident to the negotiation, preparation, drafting, execution, delivery, performance and closing of this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of its own counsel, accountants and other experts.

11.9.       No Right of Set-Off. Buyer, for itself and for its Affiliates, successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that Buyer or any of its Affiliates, successors and permitted assigns has or may have with respect to any payment to be made by Buyer pursuant to this Agreement or any agreement, certificate, instrument or other document executed and delivered by Buyer in connection herewith.

11.10.     Amendments. This Agreement may only be amended or otherwise modified by a written instrument duly executed by Buyer (by act of either Buyer Entity) and Seller.

11.11.    Assignments; No Third Party Rights.

(a)          Neither Buyer nor Seller may assign any of its rights, interest or obligations under this Agreement without the prior written consent of the other party and any purported assignment without such consent shall be void.

(b)          Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement, except as expressly set forth herein. This Agreement and all of its provisions and conditions are binding upon, are for the sole and exclusive benefit of, and are enforceable by the parties hereto, the Seller Indemnified Parties and the Buyer Indemnified Parties and their respective successors and permitted assigns.

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11.12.      Waiver. No breach of any provision hereof shall be deemed waived unless expressly waived in writing by the party hereto who may assert such breach. No waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given. No waiver of any provision hereof shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided therein. Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies of the parties hereto are cumulative and not alternative.

11.13.      Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

11.14.      Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to such party’s execution of this Agreement.

11.15.      Construction. This Agreement shall be deemed to have been drafted jointly by the parties hereto. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against either party hereto.

11.16.      Incorporation by Reference. Each Exhibit attached hereto and referred to herein is incorporated in this Agreement by reference and shall be considered part of this Agreement as if fully set forth herein, unless this Agreement expressly otherwise provides.

11.17.      Headings. The descriptive headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.18.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile or in PDF form shall constitute execution by such signatory.

STRICTLY CONFIDENTIAL

11.19.      Counsel. BY SIGNING THIS AGREEMENT, EACH PARTY HERETO EXPRESSLY AGREES AND ACKNOWLEDGES THAT IT OR HE (A) HAS READ THIS AGREEMENT CAREFULLY, (B) IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, (C) HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS OR HIS OWN CHOOSING REGARDING THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND ITS OR HIS RIGHTS AND OBLIGATIONS HEREUNDER, AND (D) FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN. FURTHERMORE, SELLER EXPRESSLY AGREES AND ACKNOWLEDGES THAT MUNGER, TOLLES & OLSON LLP (“MTO”) IS COUNSEL FOR THE COMPANY AND NOT FOR SELLER. IN ADDITION, EACH OF BUYER AND SELLER HEREBY EXPRESSLY AGREES AND ACKNOWLEDGES THAT MTO MAY, FOLLOWING THE CLOSING, REPRESENT SELLER IN CONNECTION WITH ANY POST-CLOSING MATTER (INCLUDING ANY ESCROW MATTER, CLAIM, DISPUTE, LITIGATION OR PROCEEDING) ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING UNDER ANY AGREEMENT CONTEMPLATED BY THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING ITS CURRENT REPRESENTATION OF THE COMPANY, AND BUYER, ON BEHALF OF ITSELF AND, FOLLOWING THE CLOSING, THE COMPANY HEREBY EXPRESSLY CONSENTS THERETO AND IRREVOCABLY WAIVES (AND WILL NOT ASSERT) ANY CONFLICT OF INTEREST OR ANY OBJECTION ARISING THEREFROM OR RELATING THERETO.

11.20.       Buyer. For the avoidance of doubt, each Buyer Entity shall be jointly and severally liable for all Liabilities of Buyer and either Buyer Entity under this Agreement. Each Buyer Entity expressly agrees and acknowledges that either Buyer Entity has the authority to act singly on behalf of, and bind, Buyer and, in so doing, is acting on behalf of, and binding, Buyer and both Buyer Entities. Seller and Escrow Agent may each rely on the agreement, notice, consent, approval, waiver, acceptance, designation, request, direction or instruction (including instruction for escrow release) of one Buyer Entity as the agreement, notice, consent, approval, waiver, acceptance, designation, request, direction or instruction (including instruction for escrow release) of Buyer, binding on the other Buyer Entity, without the need to seek an agreement, notice, consent, approval, waiver, acceptance, designation, request, direction or instruction (including instruction for escrow release) from the other Buyer Entity. Similarly, any deliveries made by Seller or Escrow Agent to one Buyer Entity shall be deemed to have been delivered to Buyer (and the other Buyer Entity) without the need to make such delivery to the other Buyer Entity.

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STRICTLY CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

BUYER ENTITY

ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIO AL MEDICAL CORPORATION

By:	/s/ KENNETH T. SIM 3/15/19
	Name:	KENNETH T. SIM
	Title:	CHAIRMAN, ALLIED PACIFIC IPA

BUYER ENTITY

APC-LSMA DESIGNATED SHAREHOLDER MEDICAL CORPORATION

By:	/s/ THOMAS LAM 3/15/19
	Name:	THOMAS LAM
	Title:	CEO 3/15/2019

SELLER

By:	/s/ KEVIN TYSON 3/15/19
	Name:	Dr. Kevin Tyson

Signature Page to Stock Purchase Agreement